Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

Exhibit 10.36

Execution Version

CREDIT, SECURITY AND GUARANTY AGREEMENT (TERM LOAN)

dated as of June 7, 2022

by and among

KEYSTONE DENTAL, INC.,

and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,

KEYSTONE DENTAL HOLDINGS, INC., IMPLANT SOLUTIONS PTY LTD., PALTOP ADVANCED DENTAL SOLUTIONS LTD., AND IOS INNOVATIONS PTY LTD

and any additional guarantor that hereafter becomes party hereto, each as Guarantor, and collectively as Guarantors,

and

MIDCAP FINANCIAL TRUST,

as Agent,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

i

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

CREDIT, SECURITY AND GUARANTY AGREEMENT (TERM LOAN)

This CREDIT, SECURITY AND GUARANTY AGREEMENT (TERM LOAN) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of June 7, 2022 by and among KEYSTONE DENTAL, INC., (“Keystone Dental”) and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively with any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), KEYSTONE DENTAL HOLDINGS, INC., (“Holdings”), IMPLANT SOLUTIONS PTY LTD., PALTOP ADVANCED DENTAL SOLUTIONS LTD., IOS INNOVATIONS PTY LTD (each individually as a “Guarantor”, and collectively with any entities that become party hereto as Guarantor and each of their successors and permitted assigns, the “Guarantors”), MIDCAP FINANCIAL TRUST, as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

The Credit Parties have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Credit Parties, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC or, in the case of an Australian Credit Party, section 10 of the Australian PPSA, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC or, in the case of an Australian Credit Party, section 10 of the Australian PPS Law), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, and (c) all proceeds of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses of, and purchases of, over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business).

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Additional Tranche” means additional Term Loans, which may be advanced in the Agent’s sole discretion, in a single advance equal to $10,000,000.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 11.17(c).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Credit Agreement” means that certain Credit, Security and Guaranty Agreement (Revolving Loan) (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the Affiliated Financing Agent, the lenders party thereto, Borrowers and Guarantors pursuant to which the Affiliated Financing Agent and lenders have extended a revolving credit facility to Borrowers.

“Affiliated Financing Agent” means the “Agent” under and as defined in the Affiliated Credit Agreement.

“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Credit Agreement.

“Affiliated Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Agent and the Affiliated Financing Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliated Obligations” means all “Obligations”, as such term is defined in the Affiliated Financing Documents.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Anti-Terrorism Laws” means any Laws (for the avoidance of doubt, both local and foreign) relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.

“Applicable Margin” means seven and one half percent (7.50%).

“Applicable Minimum Net Revenue Threshold” means the minimum Net Revenue amount set forth on Schedule 6.1 attached hereto for such Defined Period.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Credit Party” means each Credit Party incorporated, organized or otherwise formed in in the Commonwealth of Australia (being, as at the Closing Date, each of Implant Solutions and IOS Innovations).

“Australian General Security Deed” means each general security deed governed by the laws of the Commonwealth of Australia and executed by an Australian Credit Party in favor of the Agent, for the benefit of the Lenders, covering such assets as described therein (including, without limitation, the general security deed dated as of the Closing Date and executed by Implant Solutions and IOS Innovations in favour of the Agent, for the benefit of the Lenders, covering all of the assets of Implant Solutions (including, without limitation, all Equity Interests in IOS Innovations owned by Implant Solutions) and IOS Innovations, other than Excluded Property, as each such general security deed is as amended, restated, supplemented or otherwise modified from time to time.

“Australian PPS Law” means (a) the Australian PPSA and any regulation made at any time under the Australian PPSA, including the Personal Property Securities Regulations 2010 (Cth) of Australia (each as amended from time to time); and (b) any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in clause (a).

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian PPSR” means the register established and maintained under the Australian PPSA.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Australian Specific Security Deed” means each specific security deed governed by the laws of the Commonwealth of Australia and executed by a Credit Party in favor of the Agent, for the benefit of the Lenders, covering the Equity Interests of any Australian Credit Party owned by such Credit Party (including, without limitation, the specific security deed dated as of the Closing Date and executed by Keystone Dental in favor of the Agent, for the benefit of the Lenders, covering all Equity Interests in Implant Solutions owned by Keystone Dental), as each such specific security deed is as amended, restated, supplemented or otherwise modified from time to time.

“Australian Security Agreement” means each Australian General Security Deed and each Australian Specific Security Deed.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, including Israeli Insolvency Law and any law in the Commonwealth of Australia (or any political subdivision thereof) for the relief of debtors.

“Base Rate” means a per annum rate of interest equal to the greater of (a) one percent (1.00%) per annum and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Representative” means Keystone Dental in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing Base” has the meaning set forth in the Affiliated Credit Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by Law to close; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any event, transaction, series of related transactions or occurrence as a result of which (a) prior to the consummation of a Qualifying IPO, Accelmed Partners LP or AGP SPVI and their respective controlled Affiliates cease to, directly or indirectly, own and control at least (i) fifty-one percent (51.0%) of the voting and economic interests of the Equity Interests of Holding and/or (ii) that percentage of the outstanding voting Equity Interests of Holdings necessary at all times to elect a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (b) following the consummation of a Qualifying IPO any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the combined voting power of all voting Equity Interests of Holdings (as applicable) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, that the foregoing provisions shall not apply to the acquisition of beneficial ownership of fifty percent (50%) or more of the combined voting power of all voting Equity Interests of Holdings by any, or any combination of in the aggregate, of Accelmed Partners LP, Accelmed Partners GP, its general partner, Accelmed Partners Inc., its management company, or Uri Geiger, the managing director of Accelmed Partners Inc.; (c) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors or board of managers or similar governing Person(s) of any Credit Party (together with any new directors or managers whose election by the board of directors or board of managers or similar governing Person(s) of such Credit Party was approved by a vote of not less than a majority of the directors or managers then still in office who either were directors or managers at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors or managers then in office; (d) the occurrence of any “change in control”, “fundamental change”, “change of control”, “deemed liquidation event” or any term or provision of similar effect under any Debt of or Equity Interests of such Person; or (e) any Credit Party ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved, merged or otherwise disposed of to the extent permitted by this Agreement).

Notwithstanding the foregoing, the consummation of a Qualifying IPO shall not constitute a “Change in Control”.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Common Stock Purchase Agreement” means that certain Common Stock Purchase Agreement among Holdings and the purchasers of the Borrower’s common stock party thereto dated August 31, 2021.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (as defined in Section 13.22), any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate”, “Business Day”, “Interest Period”, “Reference Time” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 2.8 (Taxes; Capital Adequacy;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Increased Costs; Inability to Determine Rates; Illegality) and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported (as the same may be increased or decreased from time to time in accordance with the terms of this Agreement) or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (k) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Account(s) does not, at any time, exceed $175,000 in the aggregate.

“Credit Party” means each Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively; provided, however, that, for the avoidance of doubt, in no event shall any Restricted Foreign Subsidiary or any Inactive Subsidiary be deemed to be or otherwise required to be a “Credit Party” for purposes of this Agreement or the other Financing Documents.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations in respect of litigation settlement agreements or similar arrangements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Defined Period” means for any given calendar month or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar month or if such date of determination is not the last day of a calendar month, the twelve (12) month period immediately preceding any such date of determination.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an “ADI account” (as defined in section 10 of the Australian PPSA), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account, which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, and containing such other terms and conditions as Agent may require.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Holdings that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Holdings that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (other than reasonable and customary (i) payments of consulting fees, salaries and bonuses to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, (d) any lease or rental payments to an Affiliate or Subsidiary of a Credit Party, or (e) repayments of or debt service on loans or other indebtedness (other than conversion to Equity Interests other than Disqualified Equity Interests) held by an Affiliate of any Credit Party unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Guarantors” means each Guarantor other than the Foreign Guarantors.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) so long as no Event of Default has occurred and is continuing, “Eligible Assignee” shall not include (i) any other Person to which assignment by Agent or a Lender of its rights, powers, privileges and duties under this Agreement would trigger any additional liabilities or withholding obligations for the Credit Parties under Section 2.6(h) of this Agreement unless Agent or the assigning Lender has provided prior written notice of such proposed assignment to Borrower Representative and Borrower Representative shall have consented to such assignment in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (ii) any Credit Party or any of a Credit Party’s Subsidiaries, and (y) no proposed assignee intending to assume any unfunded portion of the Term Loan Commitments shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Term Loan Commitments, or has been approved as an Eligible Assignee by Agent.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Environmental Laws” means any present and future U.S. or foreign federal, state, provincial, territorial and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any U.S. or foreign, federal, state, provincial, territorial, local or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), and any analogous U.S. state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equity Interests” means, with respect to any Person, all shares of capital stock, trust interests, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any Subsidiary has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 13.20.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 13.20.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 13.20.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 13.20.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” has the meaning set forth in Section 5.14(b).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Excluded Property” means, collectively:

(a) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute a result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement;

(b) any governmental licenses or state or local franchises, charters and authorizations, to the extent that Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law;

(c) any “intent-to-use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051 Section 1(c) or Section 1(d), respectively or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office; and

(d) any equipment which is subject to a purchase money Lien or Capital Lease permitted hereunder and the proceeds thereof to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or Capital Lease;

provided that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC, Australian PPS Law or any other applicable Law (including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all proceeds (and rights to the proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement or any Security Document (unless such proceeds would independently constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under the terms hereof or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term Loan Commitment or to such

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(c); and (d) any U.S. federal withholding taxes imposed in respect of a Lender under FATCA. For the avoidance of doubt, any VAT required to be paid with respect to any payment made pursuant to any Financing Documents shall not be included in the definition of “Excluded Taxes”.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implementation of such sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” means each agreement between Agent and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement.

“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, the Affiliated Intercreditor Agreement, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Floor” means the rate per annum of interest equal to 1.00%.

“Foreign Guarantor” means Paltop Advanced Dental Solutions, Ltd. (“Paltop Advanced”), Implant Solutions Pty Ltd ACN 126 288 864 (“Implant Solutions”) and IOS Innovations Pty Ltd ACN 640 856 873 (“IOS Innovations”) and each Person who hereafter become a Foreign Guarantor under this Agreement and the other Financing Documents pursuant to Section 4.11(c) and is designated as a Foreign Guarantor by Agent in writing.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Governmental Authority” means any nation or government, any state, province, territory, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings, the Foreign Guarantors and each other Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations. Notwithstanding any other provision of this Agreement or any Financing Document, Restricted Foreign Subsidiaries shall not be deemed to be Guarantors.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any applicable Governmental Authority.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property in each case to the extent requiring remediation under Environmental Laws.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise by FDA, and similar U.S. state or foreign laws, consumer product safety laws, Medicare, Medicaid, TRICARE and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“Inactive Subsidiary” means (i) Southern Implants, Inc., (ii) SBT Dental, LLC, (iii) Paltop USA Inc., and (iv) Paltop Advanced Dental Solutions Inc.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC or, in the case of an Australian Credit Party, section 10 of the Australian PPSA.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make, commit to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or containing lead-based paint or raw materials which include hazardous constituents); and (h) any other capital contribution to or in, or any other investment in, any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Israeli Companies Law” means the Israeli Companies Law, 1999.

“Israeli Credit Party” means each Credit Party incorporated, organized or otherwise formed under Israeli law.

“Israeli Floating Charge Debenture” means that certain floating charge debenture, governed by the laws of Israel and dated as of the Closing Date, executed by Paltop Advanced on favour of Agent, for the benefit of Lenders, creating an Israeli law floating charge over all assets of Paltop Advanced, as amended, restated, or otherwise modified from time to time.

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 2018.

“Israeli Guarantee Law” means the Israeli Guarantee Law, 1967.

“Israeli Pledge Agreement” means that certain Pledge Agreement, governed by the laws of Israel and dated as of the Closing Date, executed by Keystone Dental in favor of Agent, for the benefit of Lenders, covering all the Equity Interests of Paltop Advanced owned by Keystone Dental, as amended, restated, or otherwise modified from time to time.

“Israeli Security Document” means each of the Israeli Floating Charge Debenture, the Israeli Pledge Agreement and any other Israeli law governed security document entered into from time to time, each as amended, restated, supplemented or otherwise modified from time to time.

“Joinder Requirements” has the meaning set forth in Section 4.11(c).

“Laws” means any and all U.S. or foreign federal, state, provincial, territorial and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (including any “security interest” as defined in section 12(1) or (2) of the Australian PPSA) or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Term Loan and each and every advance under the Term Loan. All references herein to the “making” of a Loan or words of similar import mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the perfection or priority of the Agent’s Lien (or any Lender’s Lien therein to the extent provided for in the Financing Documents) in the Collateral, (b) the value of the Collateral, (c) the business, operations, or condition (financial or otherwise) of any Credit Party, or (d) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contracts” means (a) each agreement or contract to which a Credit Party is a party relating to Material Intangible Assets or development of Products or Intellectual Property, (b) any agreement with respect to any Product, the loss of which would materially impair Borrower’s ability to sell or market such Product, and (c) any agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Intangible Assets” means all of the (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof, in each case that are material to the condition (financial or otherwise), business or operations of the Credit Parties and their Subsidiaries (taken as a whole), as determined by Agent in its reasonable discretion.

“Maturity Date” means May 1, 2027.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Revenue” means, for any period, the consolidated revenues of Credit Parties, as determined in accordance with GAAP, generated solely through the commercial sale of Products by the Credit Parties to third parties during such period, in all cases, in the Ordinary Course of Business.

“Non-Funding Lender” has the meaning set forth in Section 11.18.

“Notes” has the meaning set forth in Section 2.3.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under any Bankruptcy Law which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or Subsidiary, as conducted by such Credit Party or Subsidiary in accordance with past practices in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was incorporated, organized or otherwise formed (such as a certificate of incorporation, articles of incorporation, constitution, articles of association, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a trust deed, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means any and all present or future stamp, court or documentary, excise, transfer, sales, property, VAT, intangible, recording, filing or similar taxes, charges or levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Participant” has the meaning set forth in Section 11.17.

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“Payment Recipient” has the meaning specified therefor in Section 13.20 of this Agreement.

“Payroll Account Post-Closing Period” has the meaning specified therefor in Schedule 7.4 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of the Credit Parties or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of the Credit Parties or any of their Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a)	dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;

(b)

sales or abandonment of (i) worn out or obsolete equipment or (ii) other equipment that is no longer used or useful in the business of the Credit Parties with a fair salable value not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in each fiscal year of Borrower for all such equipment;

(c)

expiration, forfeiture, invalidation, cancellation, abandonment or lapse (including, without limitation, the narrowing of claims) of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(d)	Permitted Licenses;

(e)

(i) Asset Dispositions among Borrowers, (ii) Asset Dispositions from a Guarantor to a Borrower or Domestic Guarantor (except any Asset Dispositions to Holdings) and (iii) Asset Dispositions from any Restricted Foreign Subsidiaries to any Borrower or another Credit Party (other than Holdings);

(f)

sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement; and

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(g)	to the extent constituting an Asset Disposition, the granting of Permitted Liens and the disposition of cash and Cash Equivalents to make Permitted Investments.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a)	Contingent Obligations arising in respect of the Debt under the Financing Documents or the Affiliated Financing Documents;

(b)	Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)

Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than a Permitted Refinancing);

(d)

Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding;

(e)	Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f)

Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or in connection with any other commercial agreement entered into by a Credit Party or a Subsidiary thereof in the Ordinary Course of Business;

(g)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(h)

Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations does not at any time exceed One Hundred Thousand Dollars ($100,000) outstanding; and

(i)	other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding.

“Permitted Debt” means:

(a)	Credit Parties’ and their respective Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b)	Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)

purchase money Debt and Capital Leases not to exceed $2,500,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment and any Permitted Refinancing thereof;

(d)	Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than a Permitted Refinancing);

(e)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(f)

Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g)	trade accounts payable in the Ordinary Course of Business;

(h)	Debt of the Credit Parties incurred under the Affiliated Financing Documents;

(i)

Debt consisting of unsecured intercompany loans and advances incurred by (1) any Borrower owing to any other Borrower (2) any Borrower or any Domestic Guarantor owing to any Guarantor; (3) any Foreign Guarantor owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (j) of the definition of Permitted Investments or (4) any Restricted Foreign Subsidiary owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (j) of the definition of Permitted Investments and, in each case; provided that (A) any such Debt owed by a

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Credit Party shall, at the request of Agent, be subordinated to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent and (B) upon the request of Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole original executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(j)	Subordinated Debt;

(k)

Debt secured solely by cash collateral held in a Credit Card Cash Collateral Account, in an aggregate amount not to exceed $175,000 at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business;

(l)	to the extent also constituting Debt (without duplication), Permitted Contingent Obligations; and

(m)	other unsecured Debt in an aggregate principal amount not to exceed $100,000 at any one time outstanding.

“Permitted Distributions” means the following Distributions:

(a)	Distributions by any Subsidiary of a Credit Party to a Credit Party (other than Holdings);

(b)	dividends payable solely in Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control;

(c)

repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per fiscal year; and

(d)

dividends in the Ordinary Course of Business to Holdings to the extent necessary to permit Holdings: (i) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses) and franchise fees and taxes and similar fees, taxes and expenses required to maintain the organizational existence of Holdings, in each case, which are reasonable and customary and incurred in the Ordinary Course of Business, plus any reasonable and customary indemnification claims made by directors, officers, members of management or employees of Holdings, in each case, to the extent attributable to the ownership or operations of Holdings or any of its Subsidiaries (ii) to pay audit and other accounting and reporting expenses at Holdings to the extent relating to the ownership or operations of its Subsidiaries, and (iii) to pay reasonable and customary public company expenses following a Qualifying IPO.

“Permitted Investments” means:

(a)	Investments shown on Schedule 5.7 and existing on the Closing Date;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b)	to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;

(c)

any Investments in liquid assets permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent; provided that (i) such liquid assets are held in a Securities Account that is subject to a Securities Account Control Agreement, and (ii) under no circumstances shall any Credit Party be permitted to invest in or hold Margin Stock;

(d)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(e)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries (other than Restricted Foreign Subsidiaries) pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body) in the Ordinary Course of Business, but the aggregate of all such loans and advances outstanding pursuant to this clause (e) may not exceed $500,000 at any time;

(f)

Investments (including debt obligations) received in connection with the bankruptcy, insolvency or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (g) shall not apply to Investments of Credit Parties in any Subsidiary;

(h)	Investments consisting of Deposit Accounts or Securities Accounts;

(i)

Investments by (1) any Borrower in any other Borrower, (2) any Guarantor in any Borrower or any Domestic Guarantor (other than Holdings); and (3) by any Restricted Foreign Subsidiary in any Borrower or Domestic Guarantor; provided that all obligations of the Credit Parties in connection with any Investment by a Restricted Foreign Subsidiary in any Credit Party (other than in the form of Equity Interests not constituting Disqualified Equity Interests) shall be subordinated to the Obligations pursuant to a Subordination Agreement;

(j)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents by Credit Parties (i) in a Foreign Guarantor but solely to the extent that the aggregate amount of such Investments made with respect to all Foreign Guarantors does not, at any time, exceed $1,000,000 in any twelve (12) month period, and (ii) in a Restricted Foreign Subsidiary but solely to the extent that (x) the aggregate amount of such Investments (including payments in respect of intercompany Debt or in connection with intercompany transfer pricing and cost-plus pricing arrangements) made with respect to all Restricted Foreign Subsidiaries does not, at any time, exceed $1,000,000 in any twelve (12) month period and (y) with respect to

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

any individual Restricted Foreign Subsidiary, the amount of such Investments in such Restricted Foreign Subsidiary at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of such Restricted Foreign Subsidiary (taking into account their revenue from other sources; provided that in no event shall any Investment be made pursuant to this clause (j) unless Credit Parties are in compliance with Section 5.19(a) before and after giving effect to such Investment;

(k)

to the extent constituting Investments, intercompany receivables that arise solely from customary transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) and associated “true-up” payments among the Credit Parties that are in the Ordinary Course of Business and only to the extent such arrangements are entered into in order to accurately reflect the costs of operating the business of the Credit Parties and/or to maintain compliance with all applicable jurisdictional Tax requirements;

(l)	so long as no Event of Default exists or results therefrom, the granting of Permitted Licenses;

(m)

Debt of Paltop Advanced incurred pursuant to that certain Loan Agreement between Bank of Hapoalim and Paltop Advanced, dated as August 19,2020 in an aggregate principal amount not to exceed 2.0 million New Israeli Shekels (NIS); and

(n)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents in an amount not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding.

“Permitted License” means: any non-exclusive license or sublicense of patent rights of Credit Parties so long as all such licenses or sublicenses (i) are granted to third parties in the Ordinary Course of Business, (ii) do not result in a legal transfer of title to the licensed property, (iii) have been granted in exchange for fair consideration on commercially reasonable terms, and (iv) no Event of Default has occurred and is continuing or would result from the granting of such license or sublicense.

“Permitted Liens” means:

(a)

deposits or pledges of cash arising in the Ordinary Course of Business to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;

(b)

carrier’s, warehousemen’s, mechanic’s, workmen’s, landlord’s materialmen’s or other like Liens on Collateral, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(c)

Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; provided that no notice of any such Lien has been filed or recorded under any applicable law, including, without limitation, the Code and the treasury regulations adopted thereunder;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d)

attachments, stay or appeal bonds, judgments and other similar Liens on Collateral for sums not exceeding $250,000 in the aggregate and arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(e)	easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

(f)	Liens and encumbrances in favor of Agent under the Financing Documents;

(g)	Liens existing on the date hereof and set forth on Schedule 5.2 on the Closing Date and Liens incurred in a Permitted Refinancing of the obligations or liabilities secured by such Liens;

(h)

any Lien on any equipment and the proceeds thereof securing Debt permitted under subpart (c) of the definition of Permitted Debt; provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof;

(i)	to the extent constituting a Lien, the granting of a Permitted License;

(j)

purported Liens evidenced by the filing of precautionary UCC financing statements and deemed Liens arising under section 12(3) of the Australian PPSA, which in each case, relate solely to operating leases, consignments or bailments of personal property entered into the Ordinary Course of Business;

(k)	any other deemed Lien arising under Section 12(3) of the Australian PPSA which does not secure payment or performance of an obligation;

(l)

Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted clause (f) of the definition of Permitted Debt;

(m)

banker’s liens, rights of set-off and Liens in favor of financial institutions incurred made in the Ordinary Course of Business arising in connection with a Credit Party’s Deposit Accounts or Securities Accounts; provided that such Deposit Accounts or Securities Accounts are subject to Deposit Account Control Agreements or Securities Account Control Agreements to the extent required hereunder;

(n)

Liens, deposits and pledges encumbering cash and Cash Equivalents with a value not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business; and

(o)

Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (k) of the definition of Permitted Debt; and

(p)	Liens and encumbrances in favor of the holders of the Affiliated Financing Documents.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.

“Permitted Refinancing” means Debt constituting a refinancing, extension or renewal of Debt; provided that the refinanced, extended, or renewed Debt (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended (plus any reasonable and customary interest, fees, premiums and costs and expenses) (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, (e) the obligors of which are the same as the obligors of the Debt being refinanced or extended and (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by Holdings and certain other Credit Parties in favor of Agent, for the benefit of Lenders, covering all the Equity Interests respectively owned by the Credit Parties, as amended, restated, or otherwise modified from time to time.

“Prepayment Fee” has the meaning set forth in Section 2.2(h).

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan, the Term Loan Commitment Percentage of such Lender in respect of such Term Loan, and (b) for all other purposes, as determined by Agent, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of the Term Loan held by such Lender by the aggregate amount of the Term Loan outstanding.

“Products” means, from time to time, any products manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries.

“Protective Advance” means all sums expended by Agent in accordance with the provisions of Section 10.4 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Qualifying IPO” means the issuance and sale by Holdings of its common stock in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement (whether along or in connection with a secondary public offering) filed with the SEC in accordance with the Securities Act of 1933, as amended, following which Holdings’ common stock is listed on a nationally recognized stock exchange in the United States.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Redemption Date” has the meaning set forth in the Common Stock Purchase Agreement.

“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, or any pending application for any of the foregoing.

“Regulatory Reporting Event” has the meaning set forth in Section 4.17.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable U.S. or foreign Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any applicable Credit Party and its Subsidiaries as such activities are being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by any U.S. state government or any foreign government or Governmental Authority for the conduct of Borrower’s or any Subsidiary’s business.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal” means the physical removal of a Product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Replacement Lender” has the meaning set forth in Section 11.17(c).

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Term Loan Commitment (taken as a whole), or (b) if the Term Loan Commitment has been terminated or expired, fifty-one percent (51%) or more of the then aggregate outstanding principal balance of the Term Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any director, company secretary or other officer of the applicable Credit Party which is in each case acceptable to Agent.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Restricted Foreign Subsidiary” means (i) Osteon Digital Japan and (ii) Osteon Medical Europe.

“Revolving Loans” has the meaning set forth in the Affiliated Credit Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC or, in the case of an Australian Credit Party, section 15(7) of the Australian PPSA), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement, the Pledge Agreement, the U.S. IP Security Agreement, each Australian Security Agreement, each Israeli Security Document, and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 13.22, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, with respect to any Person other than an Australian Credit Party, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due and, in relation to an Australian Credit Party, means that such Australian Credit Party (i) is able to pay its debts as they fall due considering all financing alternatives and potential asset sales reasonably available to it, (ii) is not (and has not stated that it is) an insolvent under administration or insolvent (each as defined in the Australian Corporations Act), (iii) has not been taken under section 459F(1) of the Australian Corporations Act to have failed to comply with a statutory demand, unless an application has been made to successfully set aside such statutory demand within fourteen (14) days, (iv) has not been presumed by an Australian court to be insolvent under section 459C(2)(b) of the Australian Corporations Act, unless the judgment, decree or order has been set aside within fourteen (14) days and (v) has not been taken to be unable to pay its debts under section 585 of the Australian Corporations Act, other than as a result of a failure to pay a debt or claim which is contested in good faith or the subject of a bona fide dispute.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subordinated Debt” means any Debt of Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means each agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of fifty percent (50%) or more of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Credit Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, linkage differentials, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Term Loan” means the Term Loan Tranche 1 and the Additional Tranche (if any).

“Term Loan Commitment Amount” means, with respect to each Lender, such Lender’s Term Loan Tranche 1 Commitment Amount.

“Term Loan Commitment Percentage” means, as to any Lender with respect to each of such Lender’s Term Loan Commitments, (a) on the Closing Date, with respect to each tranche of the Term Loan, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Tranche 1 Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, as applicable to each tranche of Term Loan, the percentage equal to (i) the Term Loan Tranche 1 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 1 Commitments on such date.

“Term Loan Commitments” means the Term Loan Tranche 1 Commitments.

“Term Loan Tranche 1” has the meaning set forth in Section 2.1(a)(i)(A)

“Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.

“Term Loan Tranche 1 Commitments” means the sum of each Lender’s Term Loan Tranche 1 Commitment Amount.

“Term SOFR” means the greater of (x) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period plus 0.10% and (y) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 13.22, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“U.S. Credit Party” means each Credit Party that is incorporated in the United States.

“U.S. IP Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Closing Date, among Agent, on behalf of the Lenders, and certain Credit Parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“VAT” means value added tax as defined in the Israeli Value Added Tax Law, 1975 and any other tax of a similar nature.

“Withholding Agent” means any Borrower, Credit Party, Agent , or any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any Obligation.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Credit Party and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC or, in the case of an Australian Credit Party, the Australian PPSA, shall have the meanings given them in the UCC or the Australian PPSA (as applicable). All references herein to times of day shall be references to daylight or standard time, as applicable. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person.

Section 1.4 Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.7 Israeli Interpretation. In relation to any person, any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement, as such terms are understood under the Israeli Companies Law; (ii) the appointment of a receiver or trustee or other authorized functionary (“baal tafkid”), as such term is understood under the Israeli Insolvency Law; (iii) adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav le-Ptichat Halichim”), an order for financial rehabilitation (“Hafala Leshem Shikum Calcali”) or an order for liquidation (“Tzav Piruk”); (iv) a debt arrangement (“Hesder Chov”); or (v) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such term is understood under the Israeli Insolvency Law.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

ARTICLE 2 - LOANS

Section 2.1 Loans.

(a) Term Loans.

(i) Term Loan Amounts.

(A) On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 1 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on the Closing Date in an original aggregate principal amount equal to such Lender’s Term Loan Tranche 1 Commitment (the “Term Loan Tranche 1”). Each such Lender’s obligation to fund the Term Loan Tranche 1 shall be limited to such Lender’s Term Loan Tranche 1 Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. The Term Loan Tranche 1 shall be funded in one advance on the Closing Date.

(B) No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered, no later than 12:00 P.M. (Eastern time) on the Closing Date.

(ii) Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(A) There shall become due and payable, and Borrowers shall repay each Term Loan through, scheduled principal payments as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth above, the outstanding principal amount of each Term Loan shall become immediately due and payable in full on the Termination Date.

(B) There shall become due and payable and Borrowers shall prepay each Term Loan in the following amounts and at the following times:

(i) Unless Agent shall otherwise consent in writing, subject to Borrower’s option to apply casualty proceeds toward replacement or repair of damaged property pursuant to the last sentence of this Section 2.1(a)(ii) within three (3) Business Days of the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $250,000 with respect to assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

(ii) an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;

(iii) without limiting Section 5.6(b) and unless Agent shall otherwise consent in writing, within five (5) Business Days of receipt by any Credit Party of the proceeds of any Asset Disposition that is not made in the Ordinary Course of Business, that is not otherwise a Permitted Assets

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Disposition, or that pertains to any Collateral upon which a Borrowing Base is calculated, an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations;

(iv) upon the termination of all Revolving Loan Commitments (as defined in the Affiliated Credit Agreement) and the payment of the then existing aggregate outstanding principal amount of the Revolving Loans, the aggregate outstanding Obligations;

Notwithstanding the foregoing clause (i) and so long as no Event of Default or Default then exists: any such casualty proceeds in excess of $250,000 (other than with respect to Inventory and any real property, unless Agent shall otherwise elect) and less than $1,000,000 may be used by Credit Parties within one hundred eighty (180) days from the receipt of such proceeds to replace or repair any assets in respect of which such proceeds were paid so long as, in the case of a U.S. Credit Party, such proceeds are deposited into a Deposit Account that is subject to a Deposit Account Control Agreement promptly upon receipt by such U.S. Credit Party.

(C) Borrowers may from time to time, with at least ten (10) Business Days prior irrevocable written notice (which notice may be conditioned on the closing of a refinancing or other applicable transaction) to Agent, prepay the Term Loans in whole or in part; provided, that (i) each such prepayment (other than mandatory partial prepayments required under this Agreement) shall be in an amount equal to (x) $5,000,000 or more so long as no more than two prepayments under this Section 2.1(a)(ii)(C) have been made and (y) otherwise all, but not less than all, of the Term Loans, and (ii) in each case, such prepayment shall be accompanied by all prepayment fees or other fees required hereunder and any fees required under the Fee Letter or any Financing Document in connection with such prepayments.

(iii) All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Obligations in inverse order of maturity. The monthly payments required under Schedule 2.1 shall continue in the same amount (for so long as the Term Loan and/or (if applicable) any advance thereunder shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan each of which such advances has a separate amortization schedule of principal payments under Schedule 2.1 attached hereto, each prepayment of the Term Loan shall be applied by Agent to reduce and prepay the principal balance of the earliest-made advance then outstanding in the inverse order of maturity of the scheduled payments with respect to such advance until such earliest-made advance is paid in full (and to the extent the total amount of any such partial prepayment shall exceed the outstanding principal balance of such earliest-made advance, the remainder of such prepayment shall be applied successively to the remaining advances under the Term Loan in the direct order of the respective advance dates in the manner provided for in this sentence).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) [Reserved].

(c) Additional Tranches. After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Term Loans may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least thirty (30) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Lenders shall have no obligation whatsoever to consent to any requested activation of an Additional Tranche and the written consent of Agent and all Lenders shall be required in order to activate an Additional Tranche. Upon activating an Additional Tranche, each Lender’s Term Loan shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Term Loans as such Lender held immediately prior to such activation.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest.

(i) From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable promptly following demand.

(ii) In the event one or more of the following events occurs with respect to Term SOFR: (a) a public statement or publication of information by or on behalf of the SOFR Administrator announcing that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; (b) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the SOFR Administrator, or a court or an entity with similar insolvency or resolution authority, which states that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; or (c) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator announcing that Term SOFR for a 1-month period is no longer, or as of a specified future date will no longer be, representative and Agent has provided Borrower Representative with notice of the same, any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loan at the end of the applicable Interest Period until such time as a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 13.22.

(iii) In connection with Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) [Reserved].

(c) Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in the Fee Letter.

(d) [Reserved].

(e) [Reserved].

(f) Origination Fee. (i) On the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Term Loans on the Closing Date in accordance with their Pro Rata Shares, a fee in an amount equal to the aggregate amount of all Term Loan Commitments multiplied by one half of one percent (0.50%) and (ii) upon activation of any Additional Tranche in accordance with Section 2.1(c), Borrowers shall pay Agent, for the benefit of all Lenders committed to make Term Loans on the date such Additional Tranche is activated, in accordance with their respective Pro Rata Share, a fee in an amount equal to (x) the funded amount of such Additional Tranche, multiplied by (y) one half of one percent (0.50%). All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable as of the Closing Date.

(g) [Reserved].

(h) Prepayment Fee. If any advance under the Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrower, by mandatory prepayment by Borrower, by reason of the occurrence of an Event of Default or otherwise, or if the Term Loan shall become accelerated (including any automatic acceleration due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) and due and payable in full, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Term Loan advances, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee in respect of the Term Loans shall be equal to an amount determined by multiplying the amount being prepaid (or required to be prepaid, if such amount is greater) by the following applicable percentage amount: (x) three percent (3.00%) for the first year following the Closing Date, (y) two percent (2.00%) for the second year following the Closing Date, and (z) and one percent (1.00%) thereafter. The Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrowers if such payments were required by Agent to be made pursuant to Section 2.1(a)(ii)(B) subpart (i) (relating to casualty proceeds), subpart (ii) (relating to payments exceeding the Maximum Lawful Rate) or subpart (iii) relating to Asset Dispositions. All fees payable pursuant to this paragraph shall be deemed fully earned as of the Closing Date are non-refundable once paid.

(i) Audit Fees. Subject to Section 4.6 with respect to the frequency thereof, Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable, out-of-pocket fees and expenses in connection with audits and inspections of Credit Parties’ books and records, audits, valuations or appraisals of the Collateral, audits of Credit Parties’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Credit Parties.

(j) Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(k) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of that portion of each payment not paid when due.

(l) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(m) Automated Clearing House Payments. If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Term Loan Commitments. Upon activation of the Additional Tranche in accordance with Section 2.1(c), Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Term Loans.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Credit Party under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day. All payments received by Agent by way of an ACH direct debit from a Deposit Account of Borrowers shall be deemed to have received by Agent before 12:00 Noon (Eastern time) on the date such payment is debited to the extent of available funds in the Borrowers’ account designated for such purpose.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality.

(a) Any and all payments by or on account of any Obligation of any Credit Party under any Financing Documents shall be made free and clear of and without deduction or withholding for any present or future Taxes, except as required by applicable Law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law (and if a valid withholding certificate was provided to or obtained by the Withholding Agent with

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

respect to such payment, such Withholding Agent shall deduct or withhold Taxes from such payment only in accordance with the terms of such withholding certificate) and if any such withholding or deduction is in respect of any Indemnified Taxes, then the Credit Parties shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Withholding Agent to a Governmental Authority pursuant to this Section 2.8, such Withholding Agent shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(b) The Credit Parties shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if (A) in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, (B) would materially prejudice the legal or commercial position of such Lender, (C) such Lender is legally prohibited from completing, executing or submitting such documentation, or (D) such Lender cannot obtain, in a reasonable manner (as determined in the sole discretion of the Lender), any information requested by Borrower Representative or Agent.

(i) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party,

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W- 8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent. Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(d) If any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after- Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(g) Any and all amounts payable under any Financing Document by any Credit Party shall be exclusive of any VAT chargeable thereon, and such VAT shall be borne by such Credit Party.

(h) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(i) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.8); or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(j) If any Lender requests compensation under any of the clauses of this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(k) Subject to Section 13.22, if Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify the Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(l) Subject to Section 13.22, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(m) Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

Section 2.9 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, give instructions with respect to the disbursement of the proceeds of the Loans , giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of Borrowers, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its reasonable discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under any Bankruptcy Law, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision in another Bankruptcy Law; (v) any borrowing or grant of a security interest by a Borrower as debtor-in- possession, under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (vi) the disallowance, under Section 502 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11 [Reserved].

Section 2.12 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement with notice to Borrower Representative upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers. Upon at least fifteen (15) Business Days’ prior written notice and pursuant to payoff documentation in form and substance satisfactory to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c) and the Obligations, including the payment of all fees due and owing under any Fee Letter, are paid in full (other than inchoate indemnification obligations for which no claim has yet been made). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations and Affiliated Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Credit Parties or any Account Debtor and applied to the Obligations, Agent shall have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower and each Credit Party party hereto, hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly incorporated, organized or otherwise formed, validly existing and (to the extent such concept exists in the relevant jurisdiction) in good standing under the laws of its jurisdiction of incorporation, organization or formation and each other jurisdiction specified in respect of it on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect, (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified in respect of it on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated, organized or otherwise formed under the laws of any jurisdiction other than its current jurisdiction of incorporation, organization or formation, and (f) if it is incorporated in Israel, has not been declared nor has it been warned that it may be declared a “breaching company” (“hevrah meferah”) by the Israeli Companies Registrar, as such term is defined in the Israeli Companies Law.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect. Paltop Advanced has not received any funding from the Israel Innovation Authority and no authorization or approval or other action by, and no notice or filing with, the Israel Innovation Authority is required for the due execution, delivery, performance, registration or perfection of any of the Israeli Security Documents to which it is party.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4 Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other Equity Interests of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly in all material respects presents the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2020, there has been (a) no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or, to such Borrower’s or Credit Party’s knowledge, any party to any Financing Document other than a Credit Party, which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Two Hundred Fifty Thousand Dollars ($250,000). There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful sole owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person. This representation and warranty does not apply to any PPSA retention of title property (as that term is defined in section 51F of the Australian Corporations Act) of an Australian Credit Party.

Section 3.8 No Default. No Event of Default, or to such Borrower’s or Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Reserved.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

(a) The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, (including all applicable Healthcare Laws), except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. All U.S. and foreign federal, state, provincial, territorial and local income and franchise tax returns, reports and statements and all other material U.S. or foreign, state, provincial, territorial and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all U.S. and foreign federal, state, provincial, territorial and local sales and use Taxes and all VAT required to be collected or paid by each Credit Party have been collected or paid, as applicable. All U.S. and foreign federal, state, provincial and territorial returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made. There are no Tax liens or claims pending or threatened against any Credit Party or any of their respective assets or property other than Permitted Liens. No Credit Party is a party to any Tax sharing agreement or other similar arrangement.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) and any non- US pension plan complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan and any non-US pension plan satisfy, the applicable requirements of ERISA, the Code and any other applicable Laws in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA, the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein and the provisions of applicable Laws relating to any non-US pension plan. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan or any non-US pension plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan or any non-US pension plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 Reserved.

Section 3.17 Material Contracts. Except for the agreements set forth on Schedule 3.17, as of the Closing Date, there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in each case except where the failure to obtain such document could not reasonably be expected to have a Material Adverse Effect; and

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, which claims could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, and exclusive out-bound license or sublicense agreements (but, in each case, excluding in-bound licenses of over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Schedule 3.19 shall be prepared by Credit Parties in the form provided by Agent and contain all information required in such form. Except for Permitted Licenses and Permitted Liens arising by operation of law, each Credit Party is the sole owner of its Intellectual Property free and clear of any Liens. Each patent owned or licensed by any Credit Party is valid and enforceable in all material respects and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Credit Parties’ knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party in any material respect.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Financing Documents, each Borrower and each additional Credit Party is Solvent.

Section 3.21 Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that Credit Parties can give no assurance that such projections will be attained. Agent and each Lender acknowledges and agrees that all financial performance projections delivered to Agent represent Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by Credit Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 3.22 Reserved.

Section 3.23 Subsidiaries. Credit Parties do not own any stock, partnership interests, limited liability company interests, trust interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24 Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete as of the Closing Date and any other subsequent date in which Borrower is required to update such certificate.

Section 3.25 [Reserved].

Section 3.26 Regulatory Matters. All of the Regulatory Required Permits are listed on the Schedule 4.17 on the Closing Date. Each Borrower has delivered to Agent a copy of all Regulatory Required Permits requested by Agent as of the date hereof or to the extent requested by Agent pursuant to Section 4.17. With respect to each Product, (i) each Borrower and its Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrower and its Subsidiaries, and have provided Agent and each Lender with all notices and other information required by Section 4.17, (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in material compliance with all applicable Laws and Regulatory Required Permits. As of the Closing Date, there have been no Regulatory Reporting Events.

Section 3.27 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Credit Party agrees that:

Section 4.1 Financial Statements, Other Reports and Notices. The Credit Parties will deliver to Agent:

(a) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet, cash flow and income statement (including year-to-date results) covering Holdings’ and its Consolidated Subsidiaries’ consolidated and consolidating operations during the period, prepared under GAAP (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent;

(b) [reserved];

(c) as soon as available, but no later than one hundred twenty (120) days after the last day of Holdings’ fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) in the event that such Credit Party is or becomes subject to the reporting requirements under the Securities and Exchange Act of 1934, within ten (10) days of delivery or filing thereof, copies of all statements, reports and notices made available to such Credit Party’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by such Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC ; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent;

(e) a prompt, but in no event later than when the next Compliance Certificate is required to be delivered, written report of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($250,000) or more or otherwise could be reasonably expected to result in a Material Adverse Effect;

(f) prompt written notice of an event that materially and adversely affects the value of any Intellectual Property;

(g) within sixty (60) days after the start of each fiscal year, projections for the forthcoming two fiscal years, on a quarterly basis for the current year and on an annual basis for the subsequent year;

(h) promptly (but in any event within ten (10) days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request;

(i) together with each delivery of financial statements pursuant to clause (a) above, deliver to Agent a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower’s setting forth calculations showing (i) compliance with the financial covenants set forth in Article 6 and (ii) monthly cash and Cash Equivalents of (w) Credit Parties and Credit Parties and their Consolidated Subsidiaries, (x) the Foreign Guarantors, (y) the Restricted Foreign Subsidiaries and (z) the Inactive Subsidiaries;

(j) [reserved;]

(k) [reserved;]

(l) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(m) promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of applicable Healthcare Laws) that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 4.2 Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of (i) all U.S. federal Taxes (including without limitation, payroll and withholdings tax liabilities) and (ii) all material U.S. state and local Taxes and material foreign federal, state, provincial, territorial and local Taxes (including without limitation, payroll and withholdings tax liabilities), in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and (to the extent such concept exists in the relevant jurisdiction) in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and (to the extent such concept exists in the relevant jurisdiction) in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4 Maintenance of Property; Insurance. Each Credit Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Credit Party’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as sole lender’s loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent as an additional insured. No other loss payees may be shown on the policies unless Agent shall otherwise consent in writing. If required by Agent and to the extent possible within the policies of each insurer, all policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days’ (ten (10) days’ for non-payment of premium) notice before canceling, amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of all such Credit Party insurance policies and evidence of all premium payments. If any Credit Party fails to obtain insurance as required under this Section 4.4 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 4.4, and take any action under the policies Agent deems prudent.

Section 4.5 Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either a material portion of the assets of any such Person in favor of any Governmental Authority.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 4.6 Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, during normal business hours, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of a Default or an Event of Default which is continuing (i) such inspections and audits shall be conducted at the Credit Parties’ expense no more often than two (2) times every twelve (12) months, and (ii) Agent exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Default or Event of Default or any time during which Agent reasonably believed a Default or Event of Default exists.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of the Term Loan Tranche 1 borrowing solely for (a) payment of transaction fees incurred in connection with the Financing Documents, (b) the payment in full on the Closing Date of certain existing Debt, and (c) for the working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. No portion of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

Section 4.8 Reserved.

Section 4.9 Notices of Material Contracts, Litigation and Defaults.

(a) (i) Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Credit Party or Subsidiary receives or delivers any notice of termination or default or similar notice in connection with any Material Contract, and (ii) Credit Parties shall provide, together with the next quarterly Compliance Certificate required to be delivered under this Agreement, written notice to Agent after any Credit Party or Subsidiary (1) executes and delivers any material amendment, consent, waiver or other modification to any Material Contract or (2) enters into new Material Contract and shall, upon request of Agent, promptly provide Agent a copy thereof.

(b) Credit Parties shall promptly (but in any event within three (3) Business Days) provide written notice to Agent (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (iii) of any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party, (iv) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others, and (v) of all returns, recoveries, disputes and claims that would reasonably be expected to result in liability of more than $250,000 in the aggregate. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section 4.9(b).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(c) Each Credit Party shall provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above and any notice given in respect of a Regulatory Reporting Event. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Credit Party will cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all applicable Environmental Laws and Healthcare Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Credit Party shall comply in all material respects with each Environmental Law and Healthcare Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances; Joinder.

(a) Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to the Affiliated Intercreditor Agreement and to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than Restricted Foreign Subsidiaries and Inactive Subsidiaries) to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(c) Credit Parties shall provide Agent with at least thirty (30) days (or such shorter period as Agent may accept in its sole discretion) prior written notice of its intention to create (or to the extent permitted under this Agreement, acquire) a new Subsidiary. Upon the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Credit Parties shall (within thirty (30) days): (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding Equity Interests of such new Subsidiary owned directly or indirectly by any Credit Party, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to the Affiliated Intercreditor Agreement and Permitted Liens which have priority by operation of Law) on all real and personal property (other than Excluded Property) of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary’s Organizational Documents, together with good standing certificates (to the extent such certificates are available in the relevant jurisdiction), resolutions of the Board of Directors or other governing body approving and authorizing the execution and delivery of the Financing Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Agent, in each case, in form and substance satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”).

(d) The Credit Parties will promptly (but in any event within five (5) Business Days) notify Agent of any ownership, by acquisition or otherwise, by an Israeli Credit Party of any personal property (other than any Intellectual Property) or the opening of any Deposit Account or Securities Account located in the United States and, upon the written request of Agent, such Israeli Credit Party shall, at its own cost and expense, promptly (but in any event within ten (10) Business Days) duly execute and deliver a security agreement in form and substance reasonably satisfactory to Agent pursuant to which such Israeli Credit Party will grant to Agent for itself and for the benefit of the Lenders a perfected first priority Lien (subject only to the Affiliated Intercreditor Agreement and to Permitted Liens) in such personal property or Deposit Account or Securities Account, as applicable. No Credit Party shall transfer any personal property located in the United States to any Israeli Credit Party without Agent’s prior consent and no Israeli Credit Party shall open any Deposit Account or Securities Account located in the United States without Agent’s prior written consent. As of the Closing Date, each Israeli Credit Party represents and warrants that it does not have any personal property (other than Intellectual Property) or Deposit Accounts or Securities Accounts located in the United States.

Section 4.12 Reserved.

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Credit Parties (without requiring any of them to act as such) with full power of substitution, exercisable only upon the occurrence and during the continuance of an Event of Default, to do the following: (a) endorse the name of Credit

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; (c) take any action Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 [Reserved].

Section 4.15 Schedule Updates. Borrower shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next quarterly Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Section 4.16 Intellectual Property and Licensing.

(a) Together with each Compliance Certificate required to be delivered pursuant to Section 4.1(i) with respect to the last month of a fiscal quarter to the extent (i) any Credit Party or Subsidiary acquires and/or develops any new Registered Intellectual Property, (ii) any Credit Party or Subsidiary enters into or becomes bound by any additional in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement or other agreement with respect to rights in Intellectual Property (other than over-the-counter software that is commercially available to the public and open source licenses entered into in the Ordinary Course of Business), or (iii) there occurs any other material change in any Credit Party’s or Subsidiary’s Registered Intellectual Property, material in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19 together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information. With respect to any updates to Schedule 3.19 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.

(b) If Credit Parties obtain any Registered Intellectual Property, Credit Parties shall promptly (and in any event within fifteen (15) days of obtaining same) notify Agent and promptly execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property.

(c) Credit Parties and Subsidiaries shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all material licenses or material agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such material license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) Credit Parties shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets, subject to Permitted Liens. Credit Parties shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Credit Parties and their Subsidiaries shall at all times conduct its business without material infringement or material claim of infringement of any valid Intellectual Property rights of others. Credit Parties shall, and shall cause their Subsidiaries to, (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a material claim of infringement by Credit Parties on the Intellectual Property rights of others; and (iii) not allow any of Credit Parties’ Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Credit Parties shall not become a party to, nor become bound by, any material license or other Material Contract (other than in-bound licenses of over-the-counter software and other software that is commercially available to the public and open source licenses) that prohibits or otherwise restricts Credit Party from granting a security interest in Credit Party’s interest in such license or Material Contract or other property.

Section 4.17 Regulatory Covenants.

(a) Credit Parties shall notify Agent promptly (and in any event within 5 Business Days of receiving, becoming aware of or determining that (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”)): (i) any Governmental Authority, specifically including the FDA is conducting or has conducted (A) if applicable, any investigation of any Credit Party’s or its Subsidiaries’ manufacturing facilities and processes for any Product which has disclosed any material deficiencies or violations of Laws and/or the Regulatory Required Permits related thereto or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the Ordinary Course of Business associated with the renewal of a Regulatory Required Permit and which could not reasonably be expected to result in a Material Adverse Effect), (ii) development, testing, and/or manufacturing of any Product should (or is required to) cease, (iii) if a Product has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, (iv) any Regulatory Required Permit has been revoked or withdrawn, (v) adverse clinical test results with respect to any Product which have or could reasonably be expected to result in a Material Adverse Effect, (vi) any Product recalls or voluntary Product withdrawals from any market (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall) or (vii) any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to any Credit Party, or any Subsidiary thereof, therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month. Credit Parties shall provide to Agent such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any such Regulatory Reporting Event.

(b) Credit Parties shall obtain all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Credit Party to, maintain and comply fully and completely in all respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect. In the event any Credit Party obtains any new Regulatory Required Permit or any information on Schedule 4.17 becomes outdated, inaccurate, incomplete or misleading, Borrower shall, together with the next quarterly Compliance Certificate required to be delivered under this Agreement after such event provide Agent with an updated Schedule 4.17 including such updated information.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 4.18 Redemption of Common Stock. Holdings shall take all actions as are necessary to extend the Redemption Date such that the Credit Parties are in compliance with the covenants set forth in Section 5.12.

ARTICLE 5 - NEGATIVE COVENANTS

Each Credit Party agrees that:

Section 5.1 Debt; Contingent Obligations.

(a) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.

(b) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

(c) No Credit Party will, or will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt prior to its scheduled maturity (except (i) with respect to the Obligations permitted under this Agreement and the Affiliated Obligations permitted under the Affiliated Credit Agreement, (ii) for Capital Lease obligations in an aggregate principal amount not to exceed $250,000 during the term of this Agreement and (iii) for Subordinated Debt solely to the extent permitted by Section 5.5).

Section 5.2 Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Affiliated Financing Documents, and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Affiliated Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 5.5 Payments and Modifications of Subordinated Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment or redemption provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Credit Parties, any Subsidiaries, Agent or Lenders.

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate or merge or amalgamate with or into any other Person other than, subject to compliance with Section 5.18, (i) consolidations or mergers among Borrowers so long (x) in any consolidation or merger involving Keystone Dental, Keystone Dental is the surviving entity and (y) in any consolidation or merger involving any other Borrower, a Borrower is the surviving entity, (ii) consolidations or mergers among a Guarantor (other than Holdings) and a Borrower so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors; provided that in any consolidation or merger involving Holdings, Holdings is the surviving entity and any consolidation or merger involving a Domestic Guarantor, a Domestic Guarantor is the surviving entity, (iv) dissolutions or liquidations of Restricted Foreign Subsidiaries and Inactive Subsidiaries so long as any assets of such dissolved or liquidated Person are transferred to a Credit Party; or

(b) make or consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7 Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire, make, own, hold, or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments, or enter into any agreement to acquire, make, own or hold any Investment other than Permitted Investments;

(b) without limiting clause (a) above, acquire any other assets other than Permitted Investments or otherwise (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied and (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement; or

(c) engage or enter into any agreement to engage in any joint venture or partnership with any other Person.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8 Transactions with Affiliates. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any Subsidiary thereof, except for (a) transaction disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business upon fair and reasonable terms, and, in each case, which contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and which are disclosed to Agent in writing prior to the parties consummating such transaction, (c) transactions among Credit Parties that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt to investors and (ii) issuance of equity securities, in each case, not otherwise in contravention of this Agreement; and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business and Permitted Investments described in clause (d) of the definition thereof).

Section 5.9 Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (a) amend or otherwise modify any Material Contract, which amendment or modification in any case: (i) is contrary to the terms of this Agreement or any other Financing Document; (ii) could reasonably be expected to be adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; (iii) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Credit Party or any Subsidiary; or (iv) reduces in any material respect any rights or benefits of any Credit Party or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of Agent), or (b) without the prior written consent of Agent, amend or otherwise modify any Affiliated Financing Document.

Section 5.11 Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12 Redemption of Common Stock. Holdings shall not cause or permit the redemption of Holdings’ common stock or other equity interests subject to the Common Stock Purchase Agreement or otherwise (except in the case of any Permitted Distribution) until that date which is no earlier than 91 days after payment in full of the Obligations.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a) No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent shall otherwise consent, such Credit Party and the bank, financial institution or securities intermediary at which such Deposit Account or Securities Account (other than an Excluded Account or with respect to a Deposit Account or Securities Account located outside of the United States) is to be opened, enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Without limiting the foregoing, subject to Section 7.4, Borrowers shall ensure that each Deposit Account or Securities Account of a Credit Party (other than Excluded Accounts) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

(b) Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date and as of the date on which each Compliance Certificate is delivered. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to (a) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Credit Parties’ employees and identified to Agent by Credit Parties as such, (b) Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clause (o) of the definition Permitted Liens (and subject to the cap set forth therein) and (c) segregated Deposit Accounts or Securities Accounts constituting Credit Card Cash Collateral Accounts (such accounts, “Excluded Accounts”).

(c) At all times that any Obligations or Affiliated Obligations remain outstanding following the Payroll Account Post-Closing Period, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account; provided, however, that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such accounts).

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements with any Blocked Person or any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti- Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 5.16 Change in Accounting. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party.

Section 5.17 Investment Company Act. No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.

Section 5.18 Passive Holding Company Status of Holdings. Holdings shall not engage in any operating or business activities, provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Keystone Dental and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Financing Documents, (iv) payment of dividends, making contributions to the capital of Borrower and guaranteeing the obligations of Borrower to the extent such guarantee would otherwise be permitted under Sections 5.1 and 5.7, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group that includes Holdings and Borrower, (vi) holding any cash incidental to any activities permitted under this Section 5.18, and (vii) providing indemnification to officers, managers and directors. Notwithstanding the foregoing, Holdings shall not (a) incur any Liens other than those for the benefit of the Obligations or the Obligations under any Permitted Debt or, non-consensual Liens permitted by Section 5.2, (b) own any Equity Interests, other than those of Keystone Dental or any other Investments and (c) incur any Debt except pursuant to the Financing Documents or any guarantee by Holdings of Debt of the Borrowers that would otherwise be permitted under Section 5.1.

Section 5.19 Restricted Foreign Subsidiaries.

(a) No Credit Party shall permit the total amount of cash and Cash Equivalents held by Restricted Foreign Subsidiaries to exceed $550,000 (or the equivalent thereof in any foreign currency), in the aggregate, at any time; provided that in no event shall the total amount of cash and Cash Equivalents held by (i) Osteon Digital Japan exceed $250,000, or (ii) Osteon Medical Europe exceed $300,000.

(b) No Credit Party shall make any Asset Disposition to or Investment in any Restricted Foreign Subsidiary or any Foreign Guarantor other than Investments of cash and Cash Equivalents permitted to be made pursuant to clauses (j) or (k) of the definition of “Permitted Investment”, as applicable.

(c) No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party and (ii) no Credit Party will permit any Restricted Foreign Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party.

(d) No Credit Party shall permit any Restricted Foreign Subsidiary to own, or have an exclusive license in respect of, any Material Intangible Assets.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 5.20 Restrictions on Inactive Subsidiaries. Credit Parties shall not permit any Inactive Subsidiary to (a) conduct any business operations, (b) have any assets (including any licenses or permits) or any liabilities (other than de minimis assets or liabilities), (c) own any capital stock of any Credit Party or any other Subsidiary of any Credit Party (other than another Inactive Subsidiary), or (d) operate any part of any Credit Party’s business. For the avoidance of doubt, Credit Parties shall not make any Investment in or transfer any assets to any Inactive Subsidiary.

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1 Minimum Net Revenue. Credit Parties shall not permit Net Revenue for any Defined Period, as tested monthly on the last day of the applicable Defined Period, to be less than the Applicable Minimum Net Revenue Threshold for such Defined Period.

Section 6.2 Evidence of Compliance. Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (a) monthly cash and Cash Equivalents of (v) Borrowers, (w) Credit Parties taken as a whole, (x) Foreign Guarantors, (y) Restricted Foreign Subsidiaries and (z) Inactive Subsidiaries, (b) as applicable, Borrowers’ compliance with the covenants in this Article, and (c) that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (i) a statement and report, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, and (ii) if requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such month as Agent shall reasonably require) evidencing the propriety of the calculations. A breach of a financial covenant contained in this Article 6 shall be deemed to have occurred as of the last day of any specified Defined Period, regardless of when the financial statements reflecting such breach are delivered to Agent.

ARTICLE 7 - CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a) the receipt by Agent of executed counterparts of this Agreement, the other Financing Documents and the Affiliated Financing Documents

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) since December 31, 2020, the absence of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party, or any event or condition which would reasonably be expected to result in such a material adverse change; and

(d) all Debt owed by the Credit Parties and their Subsidiaries to Silicon Valley Bank and SWK Funding, LLC shall be paid in full on the Closing Date in accordance with the terms of the payoff letters refenced in the closing checklist in Exhibit F.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans), is subject to the satisfaction of the following additional conditions:

(a) receipt by Agent of a Notice of Borrowing in accordance with the provisions of Section 2.1(a)(ii);

(b) the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(c) for Loans made on the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;

(d) for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(e) as determined in such Lender’s sole but reasonable discretion, there has not been any material adverse deviation by the Credit Parties and their Subsidiaries from the final financial projections delivered by Borrower to Agent and Lenders prior to the Closing Date; and

(f) the fact that no material adverse change in the condition (financial or otherwise), properties, business, prospects, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Credit Party on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Credit Party that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), (c) and (d) below against Borrowers and any other Credit Party, the results of which are to be consistent with Credit Parties’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) searches of the Australian PPSR; (c) judgment, pending litigation, federal tax lien, personal property tax

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (d) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, incorporation, organization or formation and (to the extent such concept exists in the relevant jurisdiction) good standing of the applicable Person and the exact legal name under which such Person is incorporated, organized or otherwise formed.

Section 7.4 Post-Closing Requirements. Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

ARTICLE 8 - RESERVED

ARTICLE 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations, and for the payment and performance of all obligations under the Affiliated Financing Documents (if any) and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, grants and pledges to Agent, for the benefit of itself and Lenders, and, subject only to the Affiliated Intercreditor Agreement, a continuing first priority Lien on and security interest in, upon, and to the property and assets set forth on Schedule 9.1 attached hereto and made a part hereof. Notwithstanding the foregoing, if any inconsistency exists between this Section 9.1 or Section 9.2 and any provision of the Israeli Security Documents with respect to any Israeli Credit Party or any provision of the Australian Security Documents with respect to any Australian Credit Party, the provisions of the Israeli Security Documents or the Australian Security Documents, as applicable, shall prevail. Moreover, notwithstanding any other provision of this Agreement and for the avoidance of any doubt, nothing in this Agreement shall create (or be deemed to create) any Lien on or any security interest in, upon, or to any assets of any Israeli Credit Party. Any such Liens and/or security interests shall be created by the U.S. IP Security Agreement, the Israeli Security Documents or under a separate security agreement in accordance with Section 4.11(d).

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) in the case of all Collateral in which a security interest may be perfected by filing a financing statement on the Australian PPSR, the completion of such filings, (iii) with respect to any Deposit Account for which Deposit Account Control Agreements are required pursuant to this Agreement, the execution of Deposit Account Control Agreements, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral of a U.S. Credit Party, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (v) in the case of electronic chattel paper of a U.S. Credit Party, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (vi) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, subject

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

to the terms of the Affiliated Intercreditor Agreement, (vii) in the case of all investment property of a U.S. Credit Party not in certificated form, the execution of control agreements with respect to such investment property and (viii) in the case of all other instruments and tangible chattel paper of a U.S. Credit Party that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b) Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth (i) each chief executive or registered office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Credit Parties regarding any Collateral or any of Credit Party’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Credit Parties have Collateral and/or books located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by Credit Parties, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC or the Australian PPSR (as applicable), no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the granting of the security interest or the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and the Australian PPSR and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.

(d) As of the Closing Date, except as set forth on Schedule 9.2(d), no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC or, in the case of any Australian Credit Party, section 10 of the Australian PPSA), letter of credit rights, commercial tort claims, Instruments, documents or investment property evidencing an obligation in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such obligations (other than Equity Interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4), and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property evidencing an obligation in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such obligations. Subject to the terms of the Affiliated Intercreditor Agreement, no Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC or, in the case of any Australian Credit Party, section 10 of the Australian PPSA) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(e) Credit Parties shall not take any of the following actions or make any of the following changes unless Credit Parties have given at least thirty (30) days prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its incorporation, organization or formation, (ii) change the jurisdiction of incorporation, organization or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation, organization or formation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Borrower organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof or (iii) change its chief executive or registered office, principal place of business, or the location of its books and records or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules, as updated from time to time pursuant to the terms of this Agreement, and/or establish any business location at any location that is not then listed on the Schedules.

(f) Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are less than $100,000 per individual account and are otherwise not material with respect to the Account taken as a whole without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Subject to the terms and conditions of the Affiliated Intercreditor Agreement, Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents evidencing an obligation in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such obligations owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. U.S. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper evidencing an obligation in excess of One Hundred Thousand Dollars ($100,000) individually or in in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such obligations owned by any U.S. Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments (other than those with a value of less than One Hundred Thousand Dollars ($100,000) in the aggregate). Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than those with a value of less than One Hundred Thousand Dollars ($100,000) in the aggregate) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.

(ii) Credit Parties shall deliver to Agent all letters of credit with a face amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate for all letters of credit on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. The U.S. Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii) Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim that is for at least, or could reasonably be expected to result in a payment in excess of, One Hundred Thousand Dollars ($100,000) in the aggregate for all commercial tort claims and that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv) Unless Agent shall otherwise consent, Credit Parties shall obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Credit Party’s chief executive office or (b) where any portion of the Collateral with a value in excess of $250,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Credit Parties shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each of the locations specified in the preceding sentence. In no event shall the U.S. Credit Parties maintain tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business) with a value in excess of $250,000 outside of the United States without Agent’s prior consent.

(v) Credit Parties shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Agent, Credit Parties shall promptly deliver

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Credit Parties shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi) Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements and Australian PPSR financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired) in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii) As of the Closing Date, no Credit Party holds, and after the Closing Date Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the U.S. Federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii) Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(h) Any obligation of any Credit Party in this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral (including any endorsements related thereto) to, or the possession of Collateral with, Agent shall be deemed to have complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession of Collateral is with, the Affiliated Financing Agent.

Section 9.3 Excluded Property

(a) If the consent or waiver of any Person (each a “Counterparty”) is required for any Excluded Property to cease to be Excluded Property and to become Collateral for the purposes of this Agreement or any other Financing Document, then without affecting any other obligation of a Credit Party under this Agreement or the other Financing Documents but subject to Section 9.3(b), each Credit Party must use commercially reasonable efforts to remove any such requirement for consent or waiver or to obtain any such consents or waivers within 90 days of the latest of the Closing Date, the date of acquisition by the Credit Party of such Excluded Property or the date of entry by the Credit Party into any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument, agreement, franchise, charter or authorization comprised in such Excluded Property.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) For purposes of this Section 9.3, it is agreed that no Credit Party shall be required to:

(i) seek to remove any such requirement for consent or waiver or to obtain any such consent or waiver if the Credit Party can demonstrate to the satisfaction of the Agent (acting reasonably) that doing so would be reasonably likely to have a material adverse effect on the Credit Party’s commercial relationship with the relevant Counterparty; or

(ii) act to its material commercial detriment, including by paying any material fee or other material amount (other than any fee required to be paid under the existing terms of the applicable arrangements with the relevant Counterparty and reasonable legal fees of the relevant Counterparty) in seeking to remove any such requirement for consent or waiver or to obtain any such consent or waiver; or

(iii) make any material amendment to the existing terms of the applicable arrangements with the relevant Counterparty that would be materially adverse to the interests of the Credit Parties, the Agent or the Lenders in seeking to remove any such requirement for consent or waiver or to obtain any such consent or waiver.

ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal or interest on any Loan on its due date, or (ii) any Credit Party shall fail to pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date of the date of acceleration pursuant to Section 10.2 hereof), or (iii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.15, Section 4.16, Section 4.17, Article 5, Article 6, or Section 7.4;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c) any written representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to its stated maturity, or (ii) without limiting the foregoing, the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment or mandatory redemption of any Subordinated Debt;

(e) any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, administration, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, administration, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrator, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable U.S. federal or foreign bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, administration, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g) any Credit Party or any Subsidiary of a Credit Party (i) is unable or admits inability to pay their debts as they fall due; (ii) is deemed to, or is declared to, be unable to pay their debts under applicable law; (iii) suspends or threatens to suspend making payments on any of their debts; (iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of their creditors with a view to rescheduling any of its indebtedness, but excluding any rescheduling or reorganizing of their trade debts conducted in the ordinary course of their business; (v) the value of their assets is less than its liabilities (taking into account contingent and prospective liabilities); or (vi) if a moratorium is declared in respect of their indebtedness;

(h) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(i) one or more judgments or orders for the payment of money (not fully covered or paid by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $250,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j) except solely as a result of any action or inaction of Agent or any Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(k) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(l) a default or event of default occurs under any other Financing Document and any applicable grace period under such Financing Document has expired;

(m) following a Qualifying IPO, Holdings’ equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(n) the occurrence of any Material Adverse Effect;

(o) (i) the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category, which, in each case, has or could reasonably be expected to result in Material Adverse Effect, (ii) the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries, which, in each case, has or could reasonably be expected to result in Material Adverse Effect, (iii) the commencement of any enforcement action against any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries (with respect to the business of any Credit Party or its Subsidiaries) by DEA, FDA, or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which could result in Material Adverse Effect;

(p) any Credit Party defaults under or breaches any Material Contract (after any applicable grace period contained therein), or a Material Contract shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of a Credit Party under any Material Contract to which it is a party;

(q) there shall occur any event of default under the Affiliated Financing Documents;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(r) the occurrence of a Change in Control; or

(s) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Term Loan Commitments. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Term Loan Commitments and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Term Loan Commitments shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Term Loan Commitments and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.

Section 10.3 Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s), under the Australian PPSA and under any other applicable law; including, without limitation:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(iii) the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or

(v) the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.

(b) Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable U.S. or foreign federal, state, provincial or territorial law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) Upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Credit Party and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, upon the occurrence and during the continuance of an Event of Default, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit, subject to any rights of third party licensors or licensees, as applicable.

Section 10.4 Protective Payments. If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and Borrower hereby authorizes Agent, without the necessity of any notice or further consent from any Lender, from time to time prior to a Default, to make any Protective Advance with respect to any Collateral or the Financing Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrower under the Financing Documents. Credit Parties agree to pay on demand all Protective Advances. The Lenders must reimburse Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Credit Parties.

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries, but excluding any trust, agency and retirement plan accounts), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of any Bankruptcy Law, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Credit Parties owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may lawfully do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender and made in accordance with the terms of any Financing Document; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents and made in accordance with the terms of any Financing Document, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such Erroneous Payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Term Loan Commitment and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made); or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction or, in the case of an Australian Credit Party, the Australian PPSA, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan in accordance with the terms of this Agreement, in each case without the consent of the Lenders or Credit Parties. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 11.13 Payment and Sharing of Payment.

(a) [Reserved].

(b) Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Credit Party.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. Agent is further authorized by the Credit Parties and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, or consent to a transfer of any of the Intellectual Property, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Term Loan Tranche 1 Commitments, Term Loan Commitment Amount, Term Loan Tranche 1 Commitment Amount, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or Agent, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Credit Parties, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall not fund any tranche of the Term Loan due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Term Loan Commitments at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.

ARTICLE 12 - GUARANTY

Section 12.1 Guaranty. Each Guarantor hereby unconditionally (a) guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Loans and (b) indemnifies each Lender immediately on demand against any cost, loss or liability suffered by such Lender if any obligations guaranteed by it are or become unenforceable, invalid, voided, avoid or illegal, the amount of which such cost, loss or liability shall be equal to the amount which such Lender would otherwise be entitled to recover. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds. Each Guarantor hereby acknowledges and agrees that it is an Affiliate of a Borrower or other interested party and will derive significant economic benefit from the Loans.

Section 12.2 Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders or

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.

Section 12.3 Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby: waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;

(b) waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Notes;

(c) waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;

(d) subordinate all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;

(e) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;

(f) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

(g) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;

(h) waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;

(i) waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;

(j) waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(k) waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;

(l) waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;

(m) agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;

(n) waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;

(o) agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;

(p) waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;

(q) waive any defense based on any change in the composition of Borrowers,

(r) waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents; and

(s) Without derogating from the above, each Guarantor incorporated in Israel hereby agrees that the Israeli Guarantee Law shall not apply to the guarantee provided under this Article 12 and that should the Israeli Guarantee Law for any reason be deemed to be applicable to the guarantee provided under this Agreement, such Guarantor hereby irrevocably and unconditionally waives all rights and defences that may have been available to such Guarantor under the Israeli Guarantee Law.

For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.

Section 12.4 Guarantor’s Obligations Not Affected by Modifications of Financing Documents . Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.

Section 12.5 Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, administration or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, administrator, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.

Section 12.6 Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.

(a) Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

(b) Each Guarantor shall promptly file in any bankruptcy, administration, liquidation, winding-up or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney-in-fact for such Guarantor, is hereby irrevocably

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy, liquidation, winding-up or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.

Section 12.7 Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any U.S. state corporate law, or any U.S. or foreign federal, state, provincial or territorial bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 12.8 Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

Section 12.9 Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations for which no claim has been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.

Section 12.10 Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 12.11 Guarantor Acknowledgement. Without limiting the generality of the foregoing, each Guarantor, by its acceptance of this Guaranty, hereby confirms that, except for Holdings, it is a Subsidiary of the Borrower and each Guarantor further confirms that it will materially benefit from the Loans made hereunder and the parties hereto intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. or foreign federal, state, provincial or territorial law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Person with respect to the Liabilities, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the United States Bankruptcy Code, or any similar U.S. or foreign federal, state, provincial or territorial law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the holders, to the maximum extent not subject to avoidance under applicable law, and neither a Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of a Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations guaranteed hereunder may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the holders hereunder; provided that nothing in this sentence shall be construed to increase such Guarantor’s obligations hereunder beyond its maximum liability.

ARTICLE 13 - MISCELLANEOUS

Section 13.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment. The provisions of Section 4.18 and Section 5.12 shall survive the payment in full of the Obligations for a period of 91 days.

Section 13.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 13.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail or similar writing) and shall be given to such party at its address or e-mail address set forth below or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by electronic means, in accordance with the provisions of Section 13.3(b) and (c), or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).

If to any Credit Party:

Keystone Dental, Inc., as Borrower Representative

154 Middlesex Turnpike

Burlington, MA 01803

Attn: Amnon Tamir, Chief Financial Officer

Email: atamir@keystonedental.com

If to Agent or to MCF (or any of its Affiliates or Approved Funds) as a Lender:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Account Manager for Keystone Dental transaction

Email: notices@midcapfinancial.com

With a copy to:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Legal

Email: legalnotices@midcapfinancial.com

If to any Lender other than MidCap: at the address set forth on the signature pages to this Agreement or provided as a notice address for such in connection with any assignment hereunder.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 13.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 13.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 13.6 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Credit Parties and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies),, (iv) as may be required in connection with the examination, audit or similar investigation of such Person to the extent such examiners, auditors or investigators have been instructed to or are otherwise obligated to maintain such information as confidential, (v) as Agent or any Lender considers appropriate in exercising remedies under the Financing Documents if an Event of Default exists hereunder, and (vi) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, to the extent any such recipients have been instructed, and have agreed, to maintain the confidentiality of the information disclosed. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include all non- public information whether or not identified as such at the time provided to Agent, but shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 13.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 13.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT (OTHER THAN THE ISRAELI SECURITY DOCUMENTS AND THE AUSTRALIAN SECURITY DOCUMENTS), AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH PARTY HERETO HEREBY CONSENTS TO EXCLUSIVE THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 13.9 WAIVER OF JURY TRIAL. EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 13.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 13.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act and the Australian Corporations Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 13.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 13.14 Expenses; Indemnity

(a) Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, Australian PPSR searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, incorporation, organization or formation and (to the extent such concept exists in the relevant jurisdiction) good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b) Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders, and each attorney appointed under a power of attorney contained in a Financing Document and each receiver, receiver and manager, or other controller (as defined in the Australian Corporations Act) appointed pursuant to a Financing Document (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the documented and out of pocket fees and disbursements of counsel for such Indemnitee) which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents, (including, without limitation, in connection with any proposed and actual extensions of credit under this Agreement, the use or intended use of the proceeds of the Loans, any Default, any exercise of rights and remedies under the Financing Documents including any enforcement of any security interest arising under a Financing Document, or any investigative, response, remedial, administrative or judicial matter or proceeding (whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party), and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, incurred by such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including, without limitation, (i) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (ii) arising out of or relating to the offsite disposal of any

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

materials generated or present on any such property, or (iii) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary; provided that no Credit Party shall have any obligation under this clause (i), (ii) or (iii) for any matter first arising after such time as none of the Credit Parties are in possession of the real property or improvements giving rise to the claim as a result of the exercise by the Agent or the Lenders of remedies under the Financing Documents following an Event of Default, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 13.14(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, claims etc. arising from any non-Tax claim.

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 13.15 RESERVED.

Section 13.16 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 13.17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Credit Parties and Agent and each Lender and their respective successors and permitted assigns.

Section 13.18 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of the Credit Parties and such other information that will allow Agent or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Section 13.1 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.2 Erroneous Payments

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 13.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 13.20 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

(g) The provisions of this Section 13.20 to the contrary notwithstanding, (i) nothing in this Section 13.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 13.3 Cross Default and Cross Collateralization.

(a) Cross-Default. As stated under Section 10.1 hereof, an Event of Default under any of the Affiliated Financing Documents shall be an Event of Default under this Agreement. In addition, a Default or Event of Default under any of the Financing Documents shall be a Default under the Affiliated Financing Documents.

(b) Cross Collateralization. Credit Parties acknowledge and agree that the Collateral securing this Loan, also secures the Affiliated Obligations.

(c) Consent. Each Credit Party authorizes Agent and the Affiliate of the Agent which is the agent for the lenders in respect of the Affiliated Obligations, without giving notice to any Credit Party or obtaining the consent of any Credit Party and without affecting the liability of any Credit Party for the Affiliated Obligations directly incurred by the Credit Parties, from time to time to:

(i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Affiliated Obligations; grant other indulgences to any Borrowers or Guarantors in respect thereof; or modify in any manner any documents relating to the Affiliated Obligations;

(ii) declare all Affiliated Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(iii) take and hold security for the performance of the Affiliated Obligations of any Borrowers or Guarantors and exchange, enforce, waive and release any such security;

(iv) apply and reapply such security and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine;

(v) release, surrender or exchange any deposits or other property securing the Affiliated Obligations or on which Agent or such Affiliate of the Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Affiliated Obligations of any Borrowers or Guarantors; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Affiliated Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi) apply payments received by Lender from Credit Parties to any Obligations or Affiliated Obligations, as permitted in accordance with the terms of this Agreement and the Affiliated Intercreditor Agreement and in such order as the Agent or such Affiliate of the Agent shall determine, in its sole discretion; and

(vii) assign the Affiliated Financing Documents in whole or in part.

Section 13.4 Benchmark Replacement Setting; Conforming Changes.

(a) The following terms used in this Section 13.22 shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 13.22.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 13.22.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or Resolution Authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 13.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 13.22.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(b) Upon the occurrence of a Benchmark Transition Event, Agent and Borrowers shall amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.

(c) Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

(d) Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

Section 13.5 Process Agent. Each Credit Party that is incorporated under the laws of a jurisdiction other than the United States (or any state thereof) hereby irrevocably designates, appoints, authorizes and empowers Corporation Service Company, with an office located at 80 State Street, Albany, New York 12207, on the date hereof (the “Process Agent”), as its agent to receive on behalf of itself, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in connection with this Agreement in the circuit court of any county of the state of New York, and any appellate court thereof. To the fullest extent permitted by applicable laws, such service may be made by mailing or delivering a copy of such process to such Credit Party in care of the Process Agent at its address specified above, and each such Borrower hereby authorizes and directs the Process Agent to receive such service on its behalf. The appointment of the Process Agent shall be irrevocable by each such Credit Party until the appointment of a successor Process Agent. Each such Credit Party further agrees promptly to appoint a successor Process Agent in New York (which shall accept such appointment in form and substance satisfactory to the Agent) prior to the termination for any reason of the appointment of the initial Process Agent. Nothing in this Section 12.20 shall affect the right of any party hereto to serve process in any manner permitted by applicable law or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 13.6 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Financing Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from it to Agent or any Lender hereunder or under the other Financing Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable Law).

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed as of the day and year first above mentioned.

BORROWERS:	KEYSTONE DENTAL, INC.

By:
	Name:	Amnon Tamir
	Title:	CFO

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

GUARANTORS:	KEYSTONE DENTAL HOLDINGS, INC.

By:
	Name:	Amnon Tamir
	Title:	CFO

PALTOP ADVANCED DENTAL SOLUTIONS LTD.

By:
Name:	Erez Cohen
Title:	General Manager

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Executed by IMPLANT SOLUTIONS PTY LTD ACN 126 288 864 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of Director	Signature of Director/Secretary

Name of Director	Name of Director/Secretary

Executed by IOS INNOVATIONS PTY LTD ACN 640 856 873 in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of Director	Signature of Director/Secretary

Name of Director	Name of Director/Secretary

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

AGENT:		MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

By:
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Keystone Dental transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

Payment Account Designation:

[***]

LENDER:		MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

By:
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Keystone Dental transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

LENDER:		MIDCAP FUNDING XIII TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

By:
Name: Maurice Amsellem
Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Keystone Dental transaction
Facsimile: 301-941-1450
E-mail: notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: 301-941-1450
E-mail: legalnotices@midcapfinancial.com

MidCap / Keystone Dental / Credit, Security and Guaranty Agreement (Term Loan)

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of U.S. Tax Compliance Certificate
Exhibit E-2	Form of U.S. Tax Compliance Certificate
Exhibit E-3	Form of U.S. Tax Compliance Certificate
Exhibit E-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Closing Checklist

SCHEDULES

Schedule 2.1	Scheduled Principal Payments for Term Loan
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 4.17	Products; Regulatory Required Permits
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 6.1	Net Revenue
Schedule 7.4	Post-Closing Obligations
Schedule 9.1	Collateral
Schedule 9.2(b)	Location of Collateral
Schedule 9.2(d)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

Annex A to Credit Agreement (Commitment Annex)

Lender	Term Loan Tranche 1 Commitment Amount	Term Loan Tranche 1 Commitment Percentage
MidCap Financial Trust	$15,000,000	60%
MidCap Funding XIII Trust	$10,000,000	40%
TOTALS	$25,000,000	100%

Exhibit A to Credit Agreement (Reserved)

Exhibit B to Credit Agreement (Form of Compliance Certificate)

COMPLIANCE CERTIFICATE

This Compliance Certificate is given by                             , a Responsible Officer of KEYSTONE DENTAL, INC., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b) the representations and warranties of each Credit Party contained in the Financing Documents are true, correct and complete in all material respects on and as of the date hereof, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Credit Parties have taken, are undertaking and propose to take with respect thereto;

(d) [except as noted on Schedule 2 attached hereto, Schedule 9.2(b) to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers and Guarantors currently conduct business and required to be disclosed pursuant to Article 9 of the Credit Agreement; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantors conduct business; ] 1

(e) except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any Borrower, Guarantor or any

[1]	To be included only with respect to quarterly compliance certificates.

Collateral, or (ii) any failure of any Borrower or any Guarantors to make required payments of withholding or other tax obligations of any Borrower or any Guarantors during the accounting period to which the attached statements pertain or any subsequent period that are required to be made in accordance with Section 4.2 of the Credit Agreement;

(f) [except as noted on Schedule 4 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 4 to any previous Compliance Certificate, Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all deposit accounts or investment accounts maintained by Borrowers and Guarantors;]2

(g) [except as noted on Schedule 5 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 5 to any previous Compliance Certificate, Schedule 3.19 to the Credit Agreement is true and correct in all material respects;]3

(h) [except as noted on Schedule 6 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 6 to any previous Compliance Certificate, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that is required to be disclosed pursuant to Section 9.2 of the Credit Agreement;]4

(i) [except as noted on Schedule 7 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 7 to any previous Compliance Certificate, no Borrower or Guarantor is aware of any commercial tort claim that is required to be disclosed pursuant to Section 9.2 of the Credit Agreement];5

(j) The aggregate amount of cash and Cash Equivalents held by Borrowers (on a consolidated basis) as of the date hereof is $[             ];

(k) The aggregate amount of cash and Cash Equivalents held by Credit Parties (on a consolidated basis) as of the date hereof is $[             ];

(l) The aggregate amount of cash and Cash Equivalents held by Foreign Guarantors as of the date hereof is $[             ];

(m) The aggregate amount of cash and Cash Equivalents held by all Restricted Foreign Subsidiaries as of the date hereof is $[             ];

(n) The aggregate amount of cash and Cash Equivalents held by all Inactive Subsidiaries as of the date hereof is $[             ];

[2]	To be included only with respect to quarterly compliance certificates.
[3]	To be included only with respect to quarterly compliance certificates.
[4]	To be included only with respect to quarterly compliance certificates.
[5]	To be included only with respect to quarterly compliance certificates.

(o) Net Revenue of Borrowers for the relevant Defined Period is equal to $[                 ]; and

Borrowers and Guarantors are [NOT] in compliance with the covenant contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made: [See attached worksheets]. Such calculations and the certifications contained therein are true, correct and complete.

The foregoing certifications and computations are made as of                 , 202     (end of month) and as of                  , 202     .

Sincerely,

KEYSTONE DENTAL, INC.

By:
Name:
Title:

Exhibit C to Credit Agreement (Reserved)

Exhibit D to Credit Agreement (Form of Notice of Borrowing)

NOTICE OF BORROWING

This Notice of Borrowing is given by                     , a Responsible Officer of Keystone Dental, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to borrow $                 of Term Loans on                 , 202     .

The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete in all material respects as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this          day of             , 202     .

Sincerely,

[BORROWER REPRESENTATIVE]

By:
Name:
Title:

Exhibit E-1 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

This U.S. Tax Compliance Certificate is given by                 , pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit E-2 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form -8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit E-3 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit E-4 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement (Term Loan), dated as of June 7, 2022 among the Borrower Representative, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Financial Trust, as Agent, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit F to Credit Agreement (Closing Checklist)

[see attached]

Keystone Dental Holdings, Inc.

$25,000,000 TERM LOAN

by MIDCAP FINANCIAL TRUST AND ITS AFFILIATES

&

$5,000,000 REVOLVING LOAN

by MIDCAP FINANCIAL TRUST AND ITS AFFILIATES

CLOSING CHECKLIST
Key:

B	Borrower – Keystone Dental Holdings, Inc., and certain of its direct and indirect Subsidiaries
BC	Borrower’s Counsel – Stevens & Lee
Aus BC	MinterEllison
Isr BC	GKH
L	Lenders – MidCap Financial Trust and Others
LC	MCF’s U.S. Counsel – Hogan Lovells US LLP
Aus LC	Hogan Lovells International LLP
Isr LC	Gornitzky

Closing Item

I. TERM LOAN DOCUMENTS

A. Perfection Certificate / Organizational Chart B. Credit and Security Agreement (Term Loan) (i) Schedules (ii) Exhibits

Closing Item

C. UCC-1 Financing Statement(s)

D. U.S. Pledge Agreement

E. U.S. Intellectual Property Security Agreement

F. Israeli Share Pledge Agreement (at least 2 copies)

G. Israeli Floating Charge (at least 2 copies)

H. Australian General Security Deed granted by each
Australian Credit Party

I. Australian Specific Security Deed granted by
Keystone Dental in respect of shares in Implant
Solutions

J. Australian PPSR registrations in respect of the
Australian Security Documents

K. Solvency Certificate

L. U.S. Legal Opinion

M. Australian Legal Opinion

N. Israel Legal Opinion

O. MidCap to MidCap Term/Revolver Intercreditor
Agreement

II. REVOLVING LOAN DOCUMENTS

A. Perfection Certificate / Organizational Chart

B. Credit and Security Agreement (Revolving Loan)

(i) Schedules

(ii)  Exhibits

C. UCC-1 Financing Statement(s)

D. Pledge Agreement

E.  U.S. Intellectual Property Security Agreement

F.  Israeli Share Pledge Agreement (at least 2 copies)

G. Israeli Floating Charge (at least 2 copies)

H. Australian General Security Deed granted by each

Australian Credit Party

I.   Australian Specific Security Deed granted by

Keystone Dental in respect of shares in Implant Solutions

J.   Australian PPSR registrations in respect of the

Australian Security Documents

K. Solvency Certificate

2

Closing Item

L. Legal Opinion

M. Australian Legal Opinion

N. Israel Legal Opinion

O. MidCap to MidCap Term/Revolver Intercreditor
Agreement

III. ORGANIZATIONAL DOCUMENTS

A. General Certificate of Secretary of each U.S. Credit Party, with Exhibits:

• Formation Document/Articles

• Governing Agreement/Bylaws

• Incumbency Certificate

• Authorizing Resolutions

• Good Standing Certificate

• Foreign Qualification to Do Business

IV. AUSTRALIAN ORGANIZATIONAL DOCUMENTS

A. Certificate of two directors of each Australian Credit Party), which attaches true and up to date copies of the following:

• The Certificate of Incorporation for the relevant Australian Credit Party

• The Constitution of the relevant Australian Credit Party

• Specimen signatures for each person authorized to give notices for the relevant Australian Credit Party

• Resolutions of the board of directors of the relevant Australian Credit Party:

• Approving the terms of, and the transactions contemplated by, the Financing Documents to which it is expressed to be a party and resolving that it execute those Financing Documents

3

Closing Item

•  Authorizing the execution of each Financing Document to which it is expressed to be a party on its behalf; and

•  Authorizing a specified person or persons,on its behalf, as authorized signatory to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Financing Documents to which it is expressed to be a party.

•  Any Power of attorney pursuant to which the relevant Australian Credit Party executes a Financing Document and including customary representations and warranties , including representations and warranties as to solvency, no breach of limits on borrowing or guaranteeing, no Defaults,no breach of statutory restrictions on provision of financial assistance or related party transactions and all representations and warranties in Financing Documents are true and correct.

V. ISRAELI ORGANIZATIONAL DOCUMENTS

A. A copy of a certificate signed by an authorized signatory of Paltop Advanced:

(i) attaching a copy of its constitutional documents, which shall mean a copy of its certificate of incorporation, any name change certificate, articles of association (and memorandum of association, if any), its internal shareholders registry (annotated pursuant to paragraph C below) and internal directors registry;

4

Closing Item

(ii) attaching a copy of a resolution of its board of directors:

(A) approving the terms of,and the transactions contemplated by, the Financing Documents to which it is a party and resolving that it execute the Financing Documents to which it is a party;

(B) authorizing a specified person or persons to execute the Financing Documents to which it is a party on its behalf;

(C) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Financing Documents to which it is a party;and

(D) certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including,without limitation, under sections 255, 270-272 and Section 277 thereof) and its constitutional documents, have been duly obtained for the transactions contemplated by each Financing Document to which it is a party.

5

Closing Item

(iii) attaching a copy of a resolution of its shareholders effecting the amendment of its articles of association referred to in paragraph B below.

(iv) attaching a specimen of the signature of person(s) authorized by the resolution referred to in paragraph (ii)(B) above;

(v) containing a confirmation that securing or guaranteeing would not cause any securing, guaranteeing or similar limit binding on it to be exceeded;

(vi) certifying that each copy document relating to it specified in this Section IV of this Exhibit F (Closing Checklist) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

B. Evidence that the articles of association of Paltop Advanced have been amended to include substantially the following provision: “Notwithstanding anything to the contrary herein or in any shareholders agreement, for so long as any shares of the company are subject to a security interest granted in favor of the lenders or agent on behalf of the lenders (in each case, including their respective successors and assigns, the “Secured Party”) under or in connection with the Credit, Security and Guaranty Agreement dated [•] 2022,among, inter alia, KEYSTONE DENTAL, INC., KEYSTONE DENTAL HOLDINGS, INC. and [MIDCAP FINANCIAL TRUST][MIDCAP FUNDING IV TRUST], as may be amended from time to time, the “Credit and Security Agreement”), any restrictions or limitations on, or approval requirements for, the transfer of shares or

6

Closing Item

other securities, the registration of share transfers in the shareholders registry of the company, or the exercise of any rights, preferences, privilege and powers shall not apply to: (i) the creation of any lien over shares or other liens of the company in accordance with the Security Documents (as such term is defined in the Credit and Security Agreement); (ii) any transfer of the shares or other securities to any person under or pursuant to enforcement of the Security Documents, including the Secured Parties or any of their affiliates; and (iii) the registration of any such share transfer(s) in the shareholders registry of the company or the exercise of any rights, preferences, privileges and powers attached to such shares or conferred upon the holders thereof under law or by virtue of these Articles of Association or any contract. The Secured Party and any receiver shall be third party beneficiaries of the provisions of this Article and no waiver, amendment or modification of this Article may be made without the prior written consent of the Secured Party.”;

C. An up-to-date shareholders’ registry of Paltop Advanced, which shall include substantially the following annotation: “the [number and type of shares] of [name of the company that its shares are being charged] of nominal value [NIS •] each, and registered in the name of [name of the shareholder of such company] are pledged and charged in favor of [MIDCAP FINANCIAL TRUST][MIDCAP FUNDING IV TRUST] as security agent pursuant to the security documents made in its favor for the ratable benefit of the Lenders dated [•] 2022, as amended from time to time”.

7

Closing Item

Australian General Security Deed

A. Implant Solutions Share certificate(s)

B. Share transfer form Australian Specific Security Deed

A. IOS Innovations Share certificate(s)

B. Share transfer form

VII. ISRAELI DELIVERABLES

Israeli Share Pledge Agreement

C. Share certificate

D. Schedule 1 Irrevocable Instructions to Borrower and Borrower Acknowledgement of the Irrevocable Instructions

E. Schedule 2 Share Transfer Deed (blank execution)

F. Schedule 3 Irrevocable Power of Attorney

G. Form 1 (Notice of Pledge)

H. In the case of Keystone Dental, an up to date extract from a search against Keystone Dental at the Israeli Pledges Registrar, evidencing that there is no outstanding Lien over its assets other than as permitted under the Credit Agreement

Israeli Floating Charge

A. Form 10

B. In the case of Paltop Advanced, an up to date extract from a search against Paltop Advanced at the Israeli Companies Registrar, evidencing that Paltop Advanced is not registered by the Israeli Companies Registrar as a “company in breach” (“hevrah meferah”) and that there is no outstanding Lien over its assets other than as permitted under the Credit Agreement

Intellectual Property Security Agreement

A. Form 10

8

Closing Item

VIII. FINANCIAL, LIEN AND OTHER MISC. DILIGENCE

A. UCC, Lien and Litigation Searches (U.S.)

B. ASIC and PPSR Searches (Australia)

C. Intellectual Property Searches

D. Name Verification and Background Checks for Principals

E. ECOA Notice, Tombstone Consent Form, ACH Authorization Form

IX. LOAN AND LEASE DILIGENCE AND OTHER MATERIAL CONTRACTS

A. Copies of existing Credit Documents

B. Other Material Contracts

• Material Real Property Leases

X. FUNDING DOCUMENTS AND DELIVERABLES

A. Payoff Letters

(i) SWK Funding, LLC

(ii) SVB

B. UCC-3 Terminations

(i) SWK Funding, LLC

(ii) SVB

C. Loan Disbursement Statement

D. Notice of Borrowing

(i) Term Loan

E. Process Agent Appointment for Foreign Guarantors

F. Insurance Certificates

9

Schedule 2.1 - Amortization

Term Loan Tranche 1

Commencing on June 1, 2025 (the “Amortization Start Date”) and continuing on the first day of each calendar month thereafter, Borrower shall pay to Agent as a principal payment on the Term Loan Tranche 1 an amount equal to the total principal amount of the Term Loan Tranche 1 made to Borrower divided by twenty-four (24), for a twenty-four (24) month straight-line amortization of equal monthly principal payments.

Notwithstanding anything to the contrary contained in the foregoing, the entire remaining outstanding principal balance under the Term Loans shall mature and be due and payable upon the Termination Date.

Schedule 3.1 – Existence, Organizational ID Numbers, Foreign Qualification, Prior Names

Credit Party	Prior Names	Type of Entity / Jurisdiction of Formation	Jurisdictions Qualified	Org. ID Number	U.S. Federal Tax ID Number	Location of Credit Party (address)

KEYSTONE DENTAL, INC.	N/A	C Corporation/ Delaware	Massachusetts California	4117241	02- 0770458	154 Middlesex Turnpike Burlington, MA 01803

KEYSTONE DENTAL HOLDINGS, INC.	SBT Holdings, Inc.	C Corporation/ Delaware	New York	4483881	41- 2267387	154 Middlesex Turnpike Burlington, MA 01803

IMPLANT SOLUTIONS PTY LTD	N/A	Australian Proprietary Company, incorporated in the State of Victoria in the Commonwealth of Australia	N/A	ACN 126 288 864	N/A	759-767 Springvale Road, Mulgrave, Victoria 3170, Australia

PALTOP ADVANCED DENTAL SOLUTIONS LTD.	N/A	Limited Liability Private Company in Israel	N/A	514458744	N/A	Hashita 5, Industrial Park P.O.Box 3568, Caesarea 3088900

IOS INNOVATIONS PTY LTD	N/A	Australian Proprietary Company, incorporated in the State of Victoria in the Commonwealth of Australia	N/A	ACN 640 856 873	N/A	759-767 Springvale Road, Mulgrave, Victoria 3170, Australia

Schedule 3.4 – Capitalization

As to Keystone Dental Holdings, Inc., see the capitalization table attached hereto as Exhibit 3.4 which is incorporated herein by reference.

Keystone Dental Inc. – 5,000 shares authorized pursuant to an amendment to the Certificate of Incorporation which reduced the number of authorized shares. 1,000,000 shares remain issued and outstanding and owned by Keystone Dental Holdings, Inc. Following closing, Keystone Dental Holdings, Inc. will surrender its share certificate for 1,000,000 shares and a new certificate will be issued for 5,000 shares.

Paltop Advanced Dental Solutions Ltd. – 1,000,000 shares authorized, Keystone Dental, Inc. acquired all 16,478 ordinary shares issued and outstanding from previous Paltop shareholders.

Implant Solutions Pty Ltd – Keystone Dental Inc owns all 12,400,829 shares issued and outstanding.

IOS Innovations PTY Ltd – Implant Solutions Pty Ltd owns all 100 shares issued and outstanding.

Exhibit 3.4 – Keystone Dental Holdings, Inc. Capitalization Table

See attached.

Keystone Dental Holdings Inc.

Proforma Capitalization Table

[***]

Schedule 3.6 – Litigation

Work cover claim by Mika Holschier against Implant Solutions Pty Ltd. Implant Solutions Pty Ltd. estimates that its exposure includes medical bills and first 10 days of wages, which approximates $2,000 AUD. Anything subsequent will be covered under Company’s Workers Compensation policy.

Schedule 3.17 – Material Contracts

1.	Northwest Park Office Lease dated 13 May 2015, by and between Keystone Dental, Inc. and NWP Building 24 LLC, as amended

2.	Standard Industrial/Commercial Single Tenant Lease dated 22 April 2015, by and between Keystone Dental, Inc. and Chang Zeng, as amended

3.	175 Technologies Drive Irvine CA 92618 Lease dated 6 January 2022, by and between Keystone Dental, Inc. and Spectrum Office Properties II LLC

4.	Office and Manufacturing Space located at 5 Hashita, Caesarea, IL dated 31 October 2010, as amended, by and between Paltop Advanced Dental Solutions Ltd. and Villar Properties (1985) Ltd.

5.

Office and Manufacturing Space located at 759 Springvale Road, Mulgrave, VIC Australia, dated 17 September 2018, by and between Implant Solutions Pty Ltd (trading as Osteon Medical) and TMG Developments Pty Ltd

6.	Office and Manufacturing Space located at 3-5-4 Nagayoshikawanabe, Hirano-ku, Osaka, Japan, dated 1 May 2020, by and between Osteon Digital Japan [Co., Ltd]. and CREATE Co. LTD.

7.

Commercial office space located at 11 RUE DES AULNES —69410 CHAMPAGNE AU MONT D’OR, France, dated 1 October 2021, by and between Osteon Medical Europe SAS and Gestion Immobilière , Syndic de copropriété

8.	Processing and Supply Agreement dated 1 November 2013 by and between Keystone Dental, Inc. and IsoTis Orthobiologics, Inc.

9.	Distribution Agreement dated 9 August 2007, by and between Keystone Dental, Inc. and Cook Biotech Incorporated, as amended

10.	Supply Agreement dated 14 January 2022 by and between Keystone Dental, Inc. and Terrats Medical S.L.U.

Schedule 3.18 – Environmental Compliance

No exceptions.

Schedule 3.19 – Intellectual Property

INTANGIBLE ASSETS SCHEDULE

INTELLECTUAL PROPERTY (REGISTRATIONS AND APPLICATIONS)
Credit Party that is Owner of IP	Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/Publication or Application Number	Filing Date/Expiration Date
See Exhibit 3.19 which is incorporated herein by reference.

INTANGIBLE ASSETS SCHEDULE (CONTINUED)

LICENSE AND SIMILAR AGREEMENTS

INBOUND LICENSE # 1
Name and Date of License Agreement:	License and Sales Agreement by and Between Dr. Chandur Wadhwani and Keystone Dental, Inc. Dated February 6, 2020

Credit Party that is Licensee:	Keystone Dental, Inc.

Name and address of Licensor:	Dr. Wadhwani [***]

Expiration Date of License	Until Parties jointly agree to Terminate

Exclusive License [Y/N]?	Y

Describe Licensed Intellectual Property For This License

Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/ Publication or Application Number	Filing Date/Expiration Date
Coupling and Interconnecting Tool and Methods to Validate and Calibrate Medical / Dental Torque Limiting Devices	Patent	62,937,626

INBOUND LICENSE # 2
Name and Date of License Agreement:	Patent Assignment and Royalty Agreement between Dr. Stephen Chu and Dr. Jocelyn Tan-Chu and Keystone Dental Inc.

Credit Party that is Licensee:	Keystone Dental, Inc.

Name and address of Licensor:	Dr. Chu [***]

Expiration Date of License	Until Parties jointly agree to Terminate

Exclusive License [Y/N]?	N

Describe Licensed Intellectual Property For This License

Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/ Publication or Application Number	Filing Date/Expiration Date
Gingival Ovate Pontic and Methods of Using the Same	Patent	10,449,018 B2	Filing Date – 10/22/2019

INBOUND LICENSE # 3
Name and Date of License Agreement:	Technology License Agreement by and between Keystone Dental, Inc., IsoTis Orthobiologics, Inc. and IsoTis N.V., dated as of August 16, 2006

Credit Party that is Licensee:	Keystone Dental, Inc.

Name and address of Licensor:	IsoTis Orthobiologics, Inc. 2 Goodyear Boulevard Irvine, CA 92618

Expiration Date of License	Perpetual license

Exclusive License [Y/N]?	Y

Describe Licensed Intellectual Property For This License

Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/ Publication or Application Number	Filing Date/Expiration Date
Reverse Phase Connective Tissue Repair Composition	Patent	US Patent No. 6,309,659

Reverse Phase Connective Tissue Repair Composition	Patent	US Patent No. 6,623,748

Reverse Phase Connective Tissue Repair Composition	Patent	US Published Application No. 2004/022858 A1

Reverse Phase Connective Tissue Repair Composition	Patent	EP Patent NO. 1,024,839 B1 – validated in France, UK, and Germany

Reverse Phase Connective Tissue Repair Composition	Patent	EP Publication No. EP 1,537,882 A1	Filed September 1, 1998

End-Capped Polymers and Compositions Containing Such Compounds	Patent	US Published Application No. 2003/0175322 A1	Filed December 20, 2002

End-Capped Polymers and Compositions Containing Such Compounds	Patent	US Published Application No. 2004/0076677 A1	Filed April 22, 2004

End-Capped Polymers and Compositions Containing Such Compounds	Patent	EP Patent No. 1,456,278 B1

End-Capped Polymers and Compositions Containing Such Compounds	Patent	EP Publication No. EP 1,537,882 A1	Filed September 1, 1998

Tissue Repair Compositions and Methods for their Manufacture and Use	Patent	US Published Application No. 2003/004445 A1	Filed July 15, 2002

Tissue Repair Compositions and Methods for their Manufacture and Use	Patent	US Application Serial No. 10/195,671	Filed July 26, 2006

Tissue Repair Compositions and Methods for their Manufacture and Use	Patent	EP Patent Application No. 02759522.2	Filed February 26, 2004 based upon PCT Pub. No. WO 03/020117 filed Auguts 30, 2002

Osteoinduction	Patent	US Patent 6,511,510

Osteoinduction	Patent	EP Patent No. 0,987,032 B1 – valiated in France, UK, and Germany

DynaGraft	Trademark	US Trademark Application Serial Nos. 78623292 and 7862367

OrthoBlast	Trademark	US trademark Registration No 2468386

Accell Connexus	Trademark	US Trademark Application Serial Nos. 2978768 and 3094961

OsSatura	Trademark	US trademark Registration No 2692554

OsSatura BCP	Trademark	US Trademark Application Serial No 78389395

Accell Total Bone Matrix	Trademark	US Trademark Application Serial No 78377061

Accell	Trademark	US trademark Registration No 2644386 and 2697795

DBM100	Trademark	US trademark Registration No 2763763

DYNAGRAFT D & Design	Trademark	US Trademark Application Serial No 77095811

DYNABLAST& Design	Trademark	US Trademark Application Serial No 77095935

INBOUND LICENSE # 4
Name and Date of License Agreement:	Sublicense Agreement by and among NanoSurfaces S.R.l. and Keystone Dental, Inc. dated as of December 30, 2009

Credit Party that is Licensee:	Keystone Dental, Inc.

Name and address of Licensor:	nanoSurfaces S.r.l Grananrolo Dell’Emilia (BO) Via Matteotti 37, Italt

Expiration Date of License	Until expiration of the Politecnico License

Exclusive License [Y/N]?	Y

Describe Licensed Intellectual Property For This License

Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/ Publication or Application Number	Filing Date/Expiration Date
Biospark	Patent	WO 2004/000378 A1 Design Patent	Filing Date – 10/22/2019

Bio spark	Patent	EP 1515759 B1 (European Patent Specification), as also filed in France, Italy, Spain, Sweden, and Switzerland

OSTEOINTEGRATIVE INTERFACE FOR IMPLANTABLE PROSTHESES AND A METHOD FOR THE TREATMENTOF THE OSTEOINTEGRATIVE INTERFACE	Patent	7,740,481	12/17/2004 – United States

TREATMENT OF AN OSTEOINTEGRATIVE INTERFACE	Patent	8,057,657	5/6/2010 – United States

OSTEOINTEGRATIVE INTERFACE	Patent	8,388,344	11/10/2011 – United States

INBOUND LICENSE # 5
Name and Date of License Agreement:	Non-Exclusive License Agreement by and among Southern Implants, Inc., Keystone Dental, Inc. and Dr. Fereidoun Daftary, DDS dated as of January 1, 2013

Credit Party that is Licensee:	Keystone Dental, Inc.

Name and address of Licensor:	Fereidoun Daftary DDS [***]

Expiration Date of License	Until the last to expire claim of the Patent Rights

Exclusive License [Y/N]?	N

Describe Licensed Intellectual Property For This License

Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Registration/ Publication or Application Number	Filing Date/Expiration Date
Anatomic Implant	Patent	D401,694	Patent Issuance Date - 11-24-1998 - US

Anatomic Implant	Patent	D455,833	Patent Issuance Date - 04-16-2002 - US

Abutment for Anatomic Implants	Patent	D456,900	Patent Issuance Date - 05-07-2002 - US

Anatomical Restoration Dental Implant System with Healing Abautment Member and Matching Abutment Member	Patent	5,810,592	Patent Issuance Date - 09-22-1998 - US

Anatomic Restoration Dental Implant System for Posterior and Anterior Teeth	Patent	5,759,034	Patent Issuance Date – 06-02-1998 - US

Exhibit 3.19

INTELLECTUAL PROPERTY (REGISTRATIONS AND APPLICATIONS)
Credit Party that is Owner of IP	Name / Identifier of IP	Type of IP (e.g., patent, TM, ©, mask work)	Matterid	Patent Number	Filing Date	Expiration Date	Country
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002001	7,249,949	6/29/2004	2004-06-29	UNITED STATES
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002AT1	1763324	6/23/2005	2005-06-23	AUSTRIA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002AU1	2005267241	6/23/2005	2005-06-23	AUSTRALIA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002BE1	1763324	6/23/2005	2005-06-23	BELGIUM
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CA1	2562696	6/23/2005	2005-06-23	CANADA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CH1	1763324	6/23/2005	2005-06-23	SWITZERLAND
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CN1	ZL200580016480.X	6/23/2005	2005-06-23	CHINA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CN2	102512254 B	6/23/2005	2005-06-23	CHINA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CO1	1374	6/23/2005		COLOMBIA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002CZ1	1763324	6/23/2005	2005-06-23	CZECH REPUBLIC
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002DE1	1763324	6/23/2005	2005-06-23	GERMANY
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002DK1	1763324	6/23/2005	2005-06-23	DENMARK
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002EP1	1763324	6/23/2005	2005-06-23	EUROPEAN PATENT CONVENTION
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002ES1	1763324	6/23/2005	2005-06-23	SPAIN
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002FI1	1763324	6/23/2005	2005-06-23	FINLAND
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002FR1	1763324	6/23/2005	2005-06-23	FRANCE
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002GB1	1763324	6/23/2005	2005-06-23	UNITED KINGDOM
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002GR1	3071244.B2	6/23/2005		GREECE
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002HK1	HK1104447	6/23/2005	2007-09-04	HONG KONG
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002HU1	1763324	6/23/2005	2005-06-23	HUNGARY
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002IE1	1763324	6/23/2005	2005-06-23	IRELAND
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002IL1	178624	6/23/2005	2005-06-23	ISRAEL
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002IT1	832021000098732	6/23/2005	2005-06-23	ITALY
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002JP1	4886683	6/23/2005	2005-06-23	JAPAN
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002KR1	10-1168454	6/23/2005	2005-06-23	SOUTH KOREA
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002LU1	1763324	6/23/2005	2005-06-23	LUXEMBOURG
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002MC1	1763324	6/23/2005	2005-06-23	MONACO
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002MX1	255986	6/23/2005	2005-06-23	MEXICO
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002NL1	1763324	6/23/2005	2005-06-23	NETHERLANDS
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002PL1	1763324	6/23/2005	2005-06-23	POLAND
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002PT1	1763324	6/23/2005	2005-06-23	PORTUGAL
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002SG1	126168	6/23/2005	2005-06-23	SINGAPORE
Keystone Dental, Inc.	CARRY AND DRIVE DEVICE AND METHOD FOR DENTAL IMPLANT AND/OR COMPONENTS THEREOF	Patent	29962-0005002	8,029,282	9/14/2007	2005-08-10	UNITED STATES
Keystone Dental, Inc.	CARRY AND DRIVE DEVICE AND METHOD FOR DENTAL IMPLANT AND/OR COMPONENTS THEREOF	Patent	29962-0005CA1	2615812	7/31/2006	2006-07-31	CANADA
Keystone Dental, Inc.	CARRY AND DRIVE DEVICE AND METHOD FOR DENTAL IMPLANT AND/OR COMPONENTS THEREOF	Patent	29962-0005IL1	189412	7/31/2006	2008-02-10	ISRAEL
Keystone Dental, Inc.	CARRY AND DRIVE DEVICE AND METHOD FOR DENTAL IMPLANT AND/OR COMPONENTS THEREOF	Patent	29962-0005JP1	5094722	7/31/2006	2006-07-31	JAPAN
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018001	D612,055	4/23/2007		UNITED STATES
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018EU1	000594601-0001	9/25/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018EU2	000594601-0002	9/25/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018EU3	000594601-0003	9/25/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018GB1	90005946010001	9/25/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018GB2	90005946010002	9/25/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018GB3	90005946010003	9/25/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0018IT1	0000090314	9/26/2005		ITALY
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0019EU1	000631601-0001	12/1/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0019EU2	000631601-0002	12/1/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0019GB1	90006316010001	12/1/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0019GB2	90006316010002	12/1/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0020EU1	000642145-0001	12/21/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0020EU2	000642145-0002	12/21/2006		EUROPEAN UNION
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0020GB1	90006421450001	12/21/2006		UNITED KINGDOM
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0020GB2	90006421450002	12/21/2006		UNITED KINGDOM
Keystone Dental, Inc.	OSTEOINTEGRATIVE INTERFACE FOR IMPLANTABLE PROSTHESES AND A METHOD FOR THE TREATMENTOF THE OSTEOINTEGRATIVE INTERFACE	Patent	29962-0024DE1	60301796.7	5/30/2003	2003-05-30	GERMANY
Keystone Dental, Inc.
(Politecnico Di Milano)	OSTEOINTEGRATIVE INTERFACE FOR IMPLANTABLE PROSTHESES AND A METHOD FOR THE TREATMENTOF THE OSTEOINTEGRATIVE INTERFACE	Patent	29962-0024ES1	1515759	5/30/2003	2003-05-30	SPAIN
Keystone Dental, Inc.
(Politecnico Di Milano)	OSTEOINTEGRATIVE INTERFACE FOR IMPLANTABLE PROSTHESES AND A METHOD FOR THE TREATMENTOF THE OSTEOINTEGRATIVE INTERFACE	Patent	29962-0024FR1	1515759	5/30/2003	2003-05-30	FRANCE
Keystone Dental, Inc.
(Politecnico Di Milano)	OSTEOINTEGRATIVE INTERFACE FOR IMPLANTABLE PROSTHESES AND A METHOD FOR THE TREATMENTOF THE OSTEOINTEGRATIVE INTERFACE	Patent	29962-0024IT1	1515759	5/30/2003	2003-05-30	ITALY
Keystone Dental, Inc.	IMPRESSION CAP	Patent	29962-0027001	7,163,398	3/13/2002	2022-03-13	UNITED STATES
Keystone Dental, Inc.	IMPLANT-DRIVER ASSEMBLY	Patent	29962-0028001	7,887,325	4/4/2008	2008-04-04	UNITED STATES
Keystone Dental, Inc.	SURFACE TREATMENT FOR TITANIUM, ALLOYS, CONTAINING TITANIUM, ALLOYS CONTAINING TITATNIUM OXIDES, FOR MEDICAL, SURGICAL AND IMPLANTOLOGICAL USE	Patent	29962-0031DE1	602008015841.1	10/21/2008		GERMANY
Keystone Dental, Inc.	SURFACE TREATMENT FOR TITANIUM, ALLOYS, CONTAINING TITANIUM, ALLOYS CONTAINING TITATNIUM OXIDES, FOR MEDICAL, SURGICAL AND IMPLANTOLOGICAL USE	Patent	29962-0031FR1	2180083	10/21/2008	2008-10-21	FRANCE
Keystone Dental, Inc.	SURFACE TREATMENT FOR TITANIUM, ALLOYS, CONTAINING TITANIUM, ALLOYS CONTAINING TITATNIUM OXIDES, FOR MEDICAL, SURGICAL AND IMPLANTOLOGICAL USE	Patent	29962-0031GB1	2180083	10/21/2008	2008-10-21	UNITED KINGDOM
Keystone Dental, Inc.	SURFACE TREATMENT FOR TITANIUM, ALLOYS, CONTAINING TITANIUM, ALLOYS CONTAINING TITATNIUM OXIDES, FOR MEDICAL, SURGICAL AND IMPLANTOLOGICAL USE	Patent	29962-0031IT1	2180083	10/21/2008	2008-10-21	ITALY
Keystone Dental, Inc.	DENTAL IMPLANT	Patent	29962-0033001	D612,055	4/23/2007		UNITED STATES
Keystone Dental, Inc.	INTERNAL CONNECTION DENTAL IMPLANT	Patent	29962-0002BR1		6/23/2005		BRAZIL
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53056082	2019101679	11/7/2019	2027-11-07	Australia (Innovation Patent)
Implant Solutions Pty Ltd	Scan gauge invention - Apparatus for facilitating acquisition of a scan and an intraoral scanning procedure	Patent	M53095602	2020102538 (Innovation Patent)	9/30/2020	2028-09-30	Australia
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Intraoral scan body	Patent	M53097500	202015430	10/2/2020	2030-10-02	Australia
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Dental instruments	Patent	M53122213	008484836-0001	4/1/2021	2026-04-01	European Community (EUIPO)
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Intraoral scan body	Patent	M53122226	2117803.7	4/1/2021	2046-04-01	Hong Kong
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Intraoral scan body	Patent	M53122252	6127816	4/1/2021	2046-03-31	United Kingdom
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53053547	108140464	11/7/2019	No estimate provided by Derwent or PatSnap	Taiwan
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53119132	2019317632	11/7/2019	No estimate provided by Derwent or PatSnap	Australia
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53119145	19848244	11/7/2019	No estimate provided by Derwent or PatSnap	European Patent Convention
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53119158	2021-520310	11/7/2019	PatSnap provides no estimated expiration date for AU2018904243	Japan
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53119171	774413	11/7/2019	PatSnap provides no estimated expiration date for AU2018904243	New Zealand
Implant Solutions Pty Ltd	Nexus Plus invention - A dental prosthesis	Patent	M53119184	17/286706	11/7/2019	No estimate provided by Derwent or PatSnap	United States of America
Implant Solutions Pty Ltd	Dental Jig invention - Denture preparation assembly, method and apparatus	Patent	M53140283	2020232981	3/6/2020	No estimate provided by Derwent or PatSnap	Australia
Implant Solutions Pty Ltd	Dental Jig invention - Denture preparation assembly, method and apparatus	Patent	M53140296	20766705.6	3/6/2020	EP3934565 (not yet published – European Patent Register link)	Europe
Implant Solutions Pty Ltd	Dental Jig invention - Denture preparation assembly, method and apparatus	Patent	M53140309	2021-547840	3/6/2020	Not listed in the JPO’s site yet	Japan
Implant Solutions Pty Ltd	Dental Jig invention - Denture preparation assembly, method and apparatus	Patent	M53140322	779047	3/6/2020	NZ779047 (National Phase entry of PCT – link here)	New Zealand
Implant Solutions Pty Ltd	Dental Jig invention - Denture preparation assembly, method and apparatus	Patent	M53140335	17/433457	3/6/2020	Unable to locate in Derwent, PatSnap or USPTO Public Pair	United States of America
Implant Solutions Pty Ltd	Scan gauge invention - Apparatus for facilitating acquisition of a scan and an intraoral scanning procedure	Patent	M53101010	109138152	11/3/2020	PatSnap provides no estimated expiration date for AU 2019904154	Taiwan
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Intraoral scan body	Patent	M53122239	29/776891	4/1/2021	Design Patent Application Number – not available in public PAIR yet	United States of America
Implant Solutions Pty Ltd	Scan gauge invention - Design Protection - Intraoral scan body	Patent	M53122265	2021-006954	4/1/2021	2046-04-01	Japan
Implant Solutions Pty Ltd	Denture Preparation Assembly, Method And Apparatus	Patent		17/433,457	8/24/2021		U.S.
Implant Solutions Pty Ltd	A Dental Prosthesis	Patent		17/286,706	4/19/2021		U.S.
Paltop Advanced Dental Solutions Ltd	Dental Implant	Patent	15/440,462	10,987,201	2/23/2017		United States of America
Paltop Advanced Dental Solutions Ltd	Implant Placement Key	Patent	15/906,081	10,792,132	2/27/2018		United States of America
Paltop Advanced Dental Solutions Ltd	Drilling Guide	Patent	16/020,332	10,987,196	6/27/2018		United States of America
Keystone Dental, Inc.	KEY-PLAN	Trademark		90/541889	2/23/2021		US
Keystone Dental, Inc.	KEY-PLAN	Trademark		2087999	3/26/2021		CA
Keystone Dental, Inc.	KEY-PLAN	Trademark		18415847	3/3/2021		EU
Keystone Dental, Inc.	GENESIS	Trademark		35478532	12/21/2018		CN
Keystone Dental, Inc.	MOLARIS	Trademark		90/655735	4/19/2021		US
Keystone Dental, Inc.	I-HEXMRT	Trademark		1957785	4/17/2019		CA
Keystone Dental, Inc.	GENESIS	Trademark		17917568	6/14/2018		EU
Keystone Dental, Inc.	GENESIS	Trademark		32077040	7/5/2018		CN

Keystone Dental, Inc.	GENESIS	Trademark		Not yet assigned			GB
Keystone Dental, Inc.	DYNACORE	Trademark		1929267	11/7/2018		CA
Keystone Dental, Inc.	TI-LOBE TITE	Trademark		88/698026	11/19/2019		US
Keystone Dental, Inc.	K-LEAN	Trademark		88/712316	12/2/2019		US
Keystone Dental, Inc.	WE FOLLOW SCIENCE	Trademark		88/712318	12/2/2019		US
Keystone Dental, Inc.	DIVA	Trademark		2001172	12/13/2019		CA
Keystone Dental, Inc.	DIVA	Trademark		88/725261	12/12/2019		US
Keystone Dental, Inc.	GENESIS THE BIOMIMETIC IMPLANT SYSTEM	Trademark	4094205	77/949640	3/3/2010	1/31/2022	US
Keystone Dental, Inc.	BIOSPARK	Trademark	9222929	9222929	3/17/2011	4/14/2022	CN
Keystone Dental, Inc.	STAGE-1	Trademark	2814127	2814127	8/14/2002	8/14/2022	EU
Keystone Dental, Inc.	STAGE-1	Trademark	P-504739	50107/2002	8/15/2002	8/15/2022	CH
Keystone Dental, Inc.	ANATITE	Trademark	40-0931878-0000	40-2011-0012891	3/14/2011	8/24/2022	KR
Keystone Dental, Inc.	BIOSPARK	Trademark	40-0931849-0000	40-2011-0013195	3/15/2011	8/24/2022	KR
Keystone Dental, Inc.	CALFORMA	Trademark	TMA 698819	1250328	3/11/2005	10/18/2022	CA
Keystone Dental, Inc.	SMARTER THINKING. SIMPLER DESIGN	Trademark	4273145	85/444120	10/11/2011	1/8/2023	US
Keystone Dental, Inc.	STAGE-1	Trademark	782553	585335	1/27/2003	1/27/2023	MX
Keystone Dental, Inc.	TILOBEMAXX	Trademark	5341445	86/924908	3/1/2016	5/21/2023	US
Keystone Dental, Inc.	RENOVA	Trademark	3391951	3391951	10/8/2003	10/8/2023	EU
Keystone Dental, Inc.	RENOVA	Trademark	820360	624310	10/14/2003	10/14/2023	MX
Keystone Dental, Inc.	PRIMASOLO	Trademark	TMA 726828	1259438	5/31/2005	10/24/2023	CA
Keystone Dental, Inc.	PRIMACONNEX	Trademark	TMA 727733	1259439	5/31/2005	11/4/2023	CA
Keystone Dental, Inc.	RENOVA	Trademark	167827	167827	11/6/2003	11/6/2023	IL
Keystone Dental, Inc.	PALTOP	Trademark	5423163	87/570958	8/16/2017	11/13/2023	US
Keystone Dental, Inc.	GENESIS THE BIOMIMETIC IMPLANT SYSTEM & DESIGN	Trademark	4434569	85/154709	10/18/2010	11/19/2023	US
Keystone Dental, Inc.	KEYSTONE	Trademark	5478482	87/361863	3/7/2017	11/29/2023	US
Keystone Dental, Inc.	PRIMA PLUS	Trademark	5546076	87/863775	4/4/2018	2/21/2024	US
Keystone Dental, Inc.	GENESIS	Trademark	5545469	87/761042	1/18/2018	2/21/2024	US
Keystone Dental, Inc.	RESTORE	Trademark	479883	197563	4/28/1994	4/28/2024	MX
Keystone Dental, Inc.	PRIMA	Trademark	5596633	87/446220	5/11/2017	4/30/2024	US
Keystone Dental, Inc.	RESTORE	Trademark	688121	RM1994C002159	5/16/1994	5/16/2024	IT
Keystone Dental, Inc.	BIOSPARK	Trademark	4537989	85/131895	9/17/2010	5/27/2024	US
Keystone Dental, Inc.	ANATITE	Trademark	4537988	85/131880	9/17/2010	5/27/2024	US
Keystone Dental, Inc.	SUPERCAT	Trademark	3364792	3364792	11/11/2002	8/21/2024	CN
Keystone Dental, Inc.	RESTORE	Trademark	1869439	74/471499	12/16/1993	12/27/2024	US
Keystone Dental, Inc.	DYNACORE	Trademark	5881379	88/190786	11/12/2018	4/8/2025	US
Keystone Dental, Inc.	PRIMASOLO	Trademark	4466521	4466521	6/1/2005	6/1/2025	EU
Keystone Dental, Inc.	PRIMACONNEX	Trademark	4466538	4466538	6/1/2005	6/1/2025	EU
Keystone Dental, Inc.	TILOBE	Trademark	TMA 770298	1336453	2/22/2007	6/21/2025	CA
Keystone Dental, Inc.	RESTORE	Trademark	40-0331475-0000	40-1994-0021402	5/30/1994	1/16/2026	KR
Keystone Dental, Inc.	I-HEXMRT	Trademark	6217464	88/387869	4/16/2019	6/8/2026	US
Keystone Dental, Inc.	PRIMACONNEX	Trademark	3140305	78/531583	12/13/2004	9/5/2026	US
Keystone Dental, Inc.	PRIMASOLO	Trademark	3140304	78/531560	12/13/2004	9/5/2026	US
Keystone Dental, Inc.	TILOBE	Trademark	5704002	5704002	2/21/2007	2/21/2027	EU
Keystone Dental, Inc.	TILOBE	Trademark	987250	838429	2/23/2007	2/23/2027	MX
Keystone Dental, Inc.	RESTORE	Trademark	794983	274576	5/18/1994	6/23/2027	CL
Keystone Dental, Inc.	TILOBE	Trademark	5060759	2007-015603	2/23/2007	7/6/2027	JP
Keystone Dental, Inc.	TILOBE	Trademark	1289692	96008889	2/27/2007	11/30/2027	TW
Keystone Dental, Inc.	TILOBE	Trademark	40-0731619-0000	40-2007-0010379	2/23/2007	12/17/2027	KR
Keystone Dental, Inc.	GENESIS	Trademark	723175	74150/2018	6/4/2018	6/4/2028	CH
Keystone Dental, Inc.	TILOBE	Trademark	821617	764039	2/26/2007	7/10/2028	CL
Keystone Dental, Inc.	TILOBE	Trademark	3545624	78/964909	8/31/2006	12/9/2028	US
Keystone Dental, Inc.	DYNAMATRIX	Trademark	3680916	77/470114	5/9/2008	9/8/2029	US
Keystone Dental, Inc.	GENESIS	Trademark	TMA 518881	884703	7/16/1998	10/28/2029	CA
Keystone Dental, Inc.	GENESIS	Trademark	2019/117377	2019/117377	11/25/2019	11/25/2029	TR
Keystone Dental, Inc.	Genesis The Biomimetic Implant System & design	Trademark	9045097	9045097	4/21/2010	4/21/2030	EU
Keystone Dental, Inc.	GENESIS THE BIOMIMETIC IMPLANT SYSTEM	Trademark	TMA 1081691	1983943	9/6/2019	9/23/2030	CA
Keystone Dental, Inc.	GENESIS	Trademark	TMA 1089796	1900450	5/23/2018	12/15/2030	CA
Keystone Dental, Inc.	PALTOP	Trademark	236203	236203	3/3/2011	3/3/2031	IL
Keystone Dental, Inc.	ANATITE	Trademark	UK009802562	9802562	3/11/2011	3/10/2031	GB
Keystone Dental, Inc.	ANATITE	Trademark	9802562	9802562	3/11/2011	3/11/2031	GB
Keystone Dental, Inc.	BIOSPARK	Trademark	UK00909808247	9808247	3/14/2011	3/13/2031	GB
Keystone Dental, Inc.	BIOSPARK	Trademark	9808247	9808247	3/14/2011	3/14/2031	GB
Keystone Dental, Inc.	TILOBEMAXX	Trademark	TMA 984670	1788789	6/27/2016	11/10/2032	CA
Keystone Dental, Inc.	BIOSPARK	Trademark	909808247	909808247	3/14/2011		GB
Keystone Dental, Inc.	GENESIS THE BIOMIMETIC IMPLANT SYSTEM	Trademark	909045097	909045097	4/21/2010		GB
Keystone Dental, Inc.	PRIMACONNEX	Trademark	904466538	904466538	6/1/2005		GB
Keystone Dental, Inc.	PRIMASOLO	Trademark	904466521	904466521	6/1/2005		GB
Keystone Dental, Inc.	RENOVA	Trademark	903391951	903391951	10/8/2003		GB
Keystone Dental, Inc.	STAGE-1	Trademark	902814127	902814127	8/14/2002		GB
Keystone Dental, Inc.	TILOBE	Trademark	905704002	905704002	2/21/2007		GB
Keystone Dental, Inc.	QUICK-CAP	Trademark	2889745	76425572	6/25/2002		US
Keystone Dental, Inc.	RESTORE	Trademark	1591908	902255686	4/23/2014		IT
Keystone Dental, Inc.	DYNAFIBER	Trademark		97252730	2/3/2022		U.S.
Implant Solutions Pty Ltd	Biaxial	Trademark		1933584	6/13/2018		Australia
Implant Solutions Pty Ltd	Biaxial	Trademark		1933584	6/13/2018		Australia
Implant Solutions Pty Ltd	Just in Time	Trademark		2130594	10/30/2020		Australia
Implant Solutions Pty Ltd	Just in Time	Trademark		2130594	10/30/2020		Australia
Implant Solutions Pty Ltd	Nexus iOS	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Nexus iOS	Trademark		Accepted			Australia
Implant Solutions Pty Ltd	Nexus iOS (Logo)	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Nexus iOS (Logo)	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Nexus iOS (Logo)	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Nexus Suprastructures	Trademark		Accepted			Australia
Implant Solutions Pty Ltd	Nexus Suprastructures	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Nexus Suprastructures	Trademark		Pending			Australia
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1933583	6/13/2018		Australia
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1933583	6/13/2018		Australia
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1933583	6/13/2018		Australia
Implant Solutions Pty Ltd	Biaxial	Trademark		Pending			China
Implant Solutions Pty Ltd	Biaxial	Trademark		Pending			China
Implant Solutions Pty Ltd	Just in Time	Trademark		Pending			China
Implant Solutions Pty Ltd	Just in Time	Trademark		Pending			China
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			China
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			China
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			China
Implant Solutions Pty Ltd	Biaxial	Trademark		Accepted			European Union
Implant Solutions Pty Ltd	Biaxial	Trademark		Accepted			European Union
Implant Solutions Pty Ltd	Just in Time	Trademark		Pending			European Union
Implant Solutions Pty Ltd	Just in Time	Trademark		Pending			European Union
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			European Union
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			European Union
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		Pending			European Union
Implant Solutions Pty Ltd	Biaxial	Trademark		1598224	5/27/2021		International Bureau (WIPO)
Implant Solutions Pty Ltd	Biaxial	Trademark		1598224	5/27/2021		International Bureau (WIPO)
Implant Solutions Pty Ltd	Just in Time	Trademark		1597936	5/27/2021		International Bureau (WIPO)
Implant Solutions Pty Ltd	Just in Time	Trademark		1597936	5/27/2021		International Bureau (WIPO)

Implant Solutions Pty Ltd	Nexus iOS	Trademark	Lodged			International Bureau (WIPO)
Implant Solutions Pty Ltd	Nexus Suprastructures	Trademark	Lodged			International Bureau (WIPO)
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1599778	5/27/2021	International Bureau (WIPO)
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1599778	5/27/2021	International Bureau (WIPO)
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark		1599778	5/27/2021	International Bureau (WIPO)
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			New Zealand
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United Kingdom
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Biaxial	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Just in Time	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	Osteon Medical Logo	Trademark	Pending			United States of America
Implant Solutions Pty Ltd	NEXUS IOS INNOVATIVE IOS TECHNOLOGIES	Trademark		2126996	Pending	Australia
Implant Solutions Pty Ltd	BIAXIAL	Trademark		79313879	Pending	United States of America
Implant Solutions Pty Ltd	M OSTEON MEDICAL	Trademark		79314551	5/27/2021	United States of America
Implant Solutions Pty Ltd	NEXUS IOS	Trademark		79316234	Pending	United States of America
Implant Solutions Pty Ltd	NEXUS IOS	Trademark		90736553	Pending (ITU)	United States of America
Implant Solutions Pty Ltd	NEXUS SUPRASTRUCTURES	Trademark		79316255	Pending	United States of America
Implant Solutions Pty Ltd	NEXUS SUPRASTRUCTURES	Trademark		90736537	Pending (ITU)	United States of America
Implant Solutions Pty Ltd	M OSTEON MEDICAL	Trademark		1599778	Registered	International Bureau (WIPO)

Schedule 4.9 – Litigation, Governmental Proceedings and Other Notice Events

None.

Schedule 4.17 –Regulatory Required Permits

See attached Exhibit 4.17 which is incorporated herein by reference.

Exhibit 4.17

Site Permits and Registrations

COMPANY NAME AND FACILITY	DESCRIPTION	DETAILS
US REGISTRATIONS

KEYSTONE DENTAL, Inc. 154 Middlesex Turnpike Burlington, MA 01803	Establishment registration	EIN / FIRM TAX ID CODE: 02- 0770458 Owner/Operator Number: 9096980 Registration Number: 3005990499 FEI Number*: 3005990499

KEYSTONE DENTAL INC. 13645 Alton Parkway Irvine, CA 92618	Establishment registration	Owner/Operator Number: 9096980 Registration Number: 3011936113 FEI Number: 3011936113

PALTOP ADVANCED DENTAL SOLUTIONS, LTD. Hashita 5, Industrial Park Caesarea, Israel 3088900	Establishment registration	Owner/Operator Number: 10043196 Registration Number: 3009161350 FEI Number: 3009161350

IMPLANT SOLUTIONS PTY LTD (TRADING AS OSTEON MEDICAL) 759 - 767 Springvale Road Mulgrave Victoria, AU 3170	Establishment registration	Owner/Operator Number: 10081414 Registration Number: 3018501314 FEI Number: 3018501314

HEALTH CANADA

KEYSTONE DENTAL, Inc. 154 Middlesex Turnpike Burlington, MA 01803	Medical Device Establishment License	License Number 125292

EU CERTIFICATES

KEYSTONE DENTAL, Inc. 154 Middlesex Turnpike Burlington, MA 01803	ISO13485:2016 Certificate Notified Body: BSI Full Quality Assurance CE Certificate	CERTIFICATE # FM 575687 CERTIFICATE # CE 575684

KEYSTONE DENTAL INC. 13645 Alton Parkway Irvine, CA 92618	ISO13485:2016 Certificate Notified Body: BSI	CERTIFICATE # FM 575687

PALTOP ADVANCED DENTAL SOLUTIONS, LTD. Hashita 5, Industrial Park Caesarea, Israel 3088900	ISO13485:2016 Certificate Notified Body: TUV Rheinland Full Quality Assurance CE Certificate	CERTIFICATE # 39 05 0551404 CERTIFICATE #: HD60139584

IMPLANT SOLUTIONS PTY LTD (TRADING AS OSTEON MEDICAL) 759 - 767 Springvale Road Mulgrave Victoria, AU 3170	ISO 13485:2016 Certificate Notified Body: TUV Sud	CERTIFICATE #: Q5 107483 0001

AUSTRALIA REGISTRATION

IMPLANT SOLUTIONS PTY LTD (TRADING AS OSTEON MEDICAL)	Therapeutic Goods Administration (“TGA”)	TGA ARTG 352205

759 - 767 Springvale Road Mulgrave Victoria, AU 3170	registration #352205 relating to Osteon NexusIOS System

	TGA registration relating to Dental Screws IPD	TGA ARTG 215756

	TGA registration relating to Resin Huge Dental Material	TGA ARTG 326301

	TGA registration #292785 relating to Dental Materials Scheftner	TGA ARTG 292785

	TGA registration relating to Dental Screws SIS	TGA ARTG 351628

	Receipt provided by TGA that they received Osteon notification that Osteon produces custom made medical devices for screw retained suprastructures	Device Notification - CMMD41546

	Receipt provided by TGA that they received Osteon notification that Osteon produces custom made medical device for evolution dentures, lower	Device Notification - CMMD 41652

	Receipt provided by TGA that they received Osteon notification that they produce custom made medical device for evolution dentures, upper	Device Notification - CMMD41692

JAPAN

Osteon Digital Japan Co. Ltd. 3-chōme-5-4 Nagayoshi Kawanabe Hirano Ward, Osaka, 547-0014, Japan	Trader Company Code Registration. This is the code for a company conducting business related to medical products/devices in Japan. Obtained re-acquisition due to office rental contract.	Registered with MHLW Corporate Code: 181616-000 Office Code: 181616-002

	Device Marketing Authorization Holder (MAH). Permit to develop and manufacture medical devices and to provide medical devices imported from overseas to the domestic market.	27B3X00319 With Governor of Osaka Prefecture

	Medical Device Manufacturing Registration for ODJ to Manufacture in Japan.	27BZ200619 With Goveror of Osaka Prefecture

	Company Code Registration for Foreign Manufacturer	151038-000, 001 with MHLW

MHLW Registration of Foreign Medical Device Manufacturer for Osteon to manufacture and export	BG60100078

PMDA General Medical Device Notification (Class I) for Universal Scangauge Kit	27B3X00319000001

PMDA General Medical Device Notification (Class I) for Scangauge Kit for Kyocera	27B3X00319000003

PMDA General Medical Device Notification (Class I) for Biaxial Driver	27B3X00319000002

PMDA General Medical Device Notification (Class I) for Kyocera Scan Body	27B3X00319000004

PMDA General Medical Device Notification (Class I) for Universal Driver	27B3X00319000005

PMDA General Medical Device Notification (Class I) for Screw	27B3X00319000006

PMDA General Medical Device Notification (Class I) for Narrow Scan Body	27B3X00319000007

PMDA General Medical Device Notification (Class I) for Scan Analog	27B3X00319000008

Application for High-Frequency Equipment Permit	近高第1009088号 with Kinki Bureau of Telecomminications, Ministry of Internal Affairs and Communications

Japan certificate for Foreign Device manufacturer for Osteon	210302_Registration Certificate of Foreign Medical Device Manufacturer

Notification of Dental Laboratory Opening for ODJ

Schedule 5.1 – Debt; Contingent Obligations

Debt

•

Keystone Dental, Inc. equipment finance lease for Data Center Hardware and Storage coupled with 3 year maintenance plan, dated April 30, 2021, as amended, by and between Keystone Dental, Inc, and U.S. Bank Equipment Finance. As of April 30, 2022, Keystone Dental, Inc. had approximately $55,000 USD outstanding under the agreement. Keystone Dentalm, Inc. makes monthly principal and interest payments with the debt maturing in June 2024.

•

Paltop capital lease for two CNC machines, by and between Paltop Advanced Dental Solutions, Ltd and Techteam Ltd., dated 23 January 2020. As of April 30, 2022, Paltop Advanced had approximately $56,000 USD outstanding under the agreement. Paltop Advanced makes monthly principal and interest payments with the debt maturing in January 2023.

Contingent Obligations

•

Holdback payment of $2.0 million, due August 2, 2022, in conjunction with the Stock Purchase Agreement, by and among AGP SPV I, L.P. and prior company shareholders, dated 2 August, 2020 and the Stop Purchase Agreement, by and among Keystone Dental Holdings, Inc. and Silicon Valley Bank Loan and Security agreement, by and between Keystone Dental, Inc and AGP SPV I, L.P., dated 4 August 2020.

•	Redemption rights for shareholders per Section 1.5 of the Common Stock Purchase Agreement dated August 31, 2021

Schedule 5.2 – Liens

1.

Pledge over the asset in conjunction with Keystone Dental, Inc. equipment finance lease for Data Center Hardware and Storage coupled with 3 year maintenance plan, dated April 30, 2021, as amended, by and between Keystone Dental, Inc, and U.S. Bank Equipment Finance.

2.

Pledge over the asset in conjunction with Keystone Dental, Inc. equipment finance lease for 2022 DMG Mori HSC 20 Linear CNC Machine by and between Keystone Dental, Inc, and Sumitomo Mitsui Finance and Leasing Co., Ltd. (note lease has not been executed as of 5/31/2022)

3.	Paltop Advanced Dental Solutions Ltd. has the following pledges:

a.	Three pledges over deposits in favor of Bank Hapoalim (registered in 2019 and 2020), totaling approximately $135,000 USD

b.	Pledge over the asset (in relation to the machine STAR SR-10JC CNC SWISS TYPE AUTOMATIC LATHE) in favor of Tekteam Ltd. registered in 2020.

c.	Pledge over the asset (in relation to the laser SISMA BIG SMARK SN LS0011853) in favor of Gama Management & Clearing Ltd. registered in 2020. – working to Revoke

4.	Implant Solutions Pty Ltd ACN 126 288 864 has granted the following security interests registered on the Australian PPSR:

a.

Security Interest in relation to printer and/or copier equipment and any other goods which are the subject of one or more lease, rental or other supply agreements in favor of Fujifilm Leasing Australia Ltd ACN 001 419 807 and Fujifilm Business Innovation Australia Pty Ltd ACN 000 341 819 (Australian PPSR registration number 201811230029623);

b.

Purchase Money Security Interest in relation to Motor Vehicle Serial Number SALGA2JE9DA100933 in favor of Macquarie Leasing Pty Ltd ACN 002 674 982 (Australian PPSR registration number 201709250012129); and

c.

Purchase Money Security Interest (in relation to all goods supplied by Omron Electronics Pty Ltd ACN 003 259 390) in favor of Omron Electronics Pty Ltd ACN 003 259 390 (Australian PPSR registration number 201901170063654).

Schedule 5.7 – Permitted Investments

1. N/A.

Schedule 5.8 – Affiliate Transactions

Keystone Dental Holdings, Inc. shall reimburse AGP SPV I, L.P. for its ongoing operational fees and expenses incurred, not to exceed [***] in any calendar year.

Schedule 5.11 –Business Description

We are a global commercial stage medical technology company focused on providing end-to-end solutions for dental practitioners and tooth replacement procedures. Our comprehensive portfolio of tooth replacement solutions is comprised of implants, prosthetic solutions, biomaterial solutions and digital dentistry capabilities. We develop and offer effective and high-quality technologies for dental practitioners, dental laboratories and patients at an attractive price, driving significant value to both practitioners and patients. We believe our products offer strong value proposition for dental practitioners through our innovative products with high quality manufacturing and design at various pricing options. We have premium and high touch customer service with an experienced direct sales force and third-party distributors, simplifying a complex procedure through the digitalization of workflow for multiple clinical indications. Based on our estimates, we believe our digital capabilities for dental practices have the potential to reduce the number of office visits and decrease patient chair time per procedure. Our various brands, including Genesis, Prima, Paltop, Molaris, Dyna, Osteon and Nexus iOS, are widely known amongst dental practitioners.

Schedule 5.14 – Deposit Accounts and Securities Accounts

Bank Name	Account Number	Account Type	Branch Address	Name of Company/ Subsidiary holding Account

Silicon Valley Bank	[***]	Operating	3003 Tasman Drive Santa Clara, CA 95054	Keystone Dental, Inc.

Silicon Valley Bank	[***]	Collateral	3003 Tasman Drive Santa Clara, CA 95054	Keystone Dental, Inc.

Silicon Valley Bank	[***]	Sweep	3003 Tasman Drive Santa Clara, CA 95054	Keystone Dental, Inc.

Bank of Montreal	[***]	Operating	100 King St. W – Main Floor Toronto, ON M5X1A3	Keystone Dental, Inc.

Bank of Montreal	[***]	Collateral	100 King St. W – Main Floor Toronto, ON M5X1A3	Keystone Dental, Inc.

Bank Hapoalim	[***]	Operating	98 Igal Alon st. Tel Aviv Israel	Paltop Advanced Dental Solutions, Ltd

Bank Leumi Le- Israel B.M	[***]	Operating	15, hamanofim st Herzelia pituah Israel	Paltop Advanced Dental Solutions, Ltd

Commonwealth Bank of Australia	[***]	Operating	110 West Street Hadfield Victoria, 3046 Australia	Implant Solutions Pty Ltd (trading as Osteon Medical)

Commonwealth Bank of Australia	[***]	Term Deposit	325 Collins Street Melbourne Victoria 3000 Australia	Implant Solutions Pty Ltd (trading as Osteon Medical)

Commonwealth Bank of Australia	[***]	Operating	325 Collins Street Melbourne Victoria 3000 Australia	IOS Innovations Pty Ltd

Commonwealth Bank of Australia	[***]	Operating	419 Glen Huntly Street Elsternwick Victoria 3185 Australia	IOS Innovations Pty Ltd

Mizuho Bank, Ltd.(Osaka Branch)	[***]	Operating	4-2-1 Imabashi, Chuo- ku, Osaka-shi, Osaka, Japan	Osteon Digital Japan [Co., Ltd].

BNP Paribas	[***]	Operating	International Business Center – Paris 2 rue de la Bourse – 2ème étage 75002 Paris	Osteon Medical Europe SAS

Schedule 6.1 – Minimum Net Revenue

[***]

[***]

Schedule 7.4 – Post-Closing Requirements

Credit Parties shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its reasonable discretion:

1. as soon as possible but in any event not later than three (3) days from the Closing Date (or such later date as Agent may agree in writing in its sole discretion) evidence that each Israeli Security Document and U.S. IP Security Agreement and the applicable filing forms required for the filing and registration of such Israeli Security Document and U.S. IP Security Agreement with the Israeli Companies Registrar or Pledges Registrar (as applicable), were duly filed for registration with the Israeli Companies Registrar or Pledges Registrar (as applicable);

2. within fourteen (14) days from the Closing Date (or such later date as Agent may agree in writing in its sole discretion), to complete the registration of the Israeli Security Documents and U.S. IP Security Agreement with the Israeli Companies Registrar or Pledges Registrar (as applicable) and deliver to the Agent the charge registration certificates or pledge registration confirmations (as applicable) and copies of extracts from a search against each of Paltop Advanced and Keystone Dental at the Israeli Companies Registrar or the Pledges Registrar (as applicable), demonstrating to the full satisfaction of the Agent that the filing, submission and registration of such Israeli Security Document and U.S. IP Security Agreement has been duly completed and that there is no outstanding Lien over its assets other than as permitted under this Agreement.

3. within thirty (30) days of the Closing Date (or such later date as Agent may agree in writing in its sole discretion), with respect to the insurance policies required by Section 4.4, Borrower shall provide Agent with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of the Lenders.

4. within ten (10) Business Days of the Closing Date (or such later date as Agent may agree in writing in its sole discretion), Borrower shall have delivered to Agent original stock certificates for the certificated Pledged Equity (as defined in the Pledge Agreement) and the corresponding original stock transfer form.

5. within thirty (30) days of the Closing Date (or such later date as Agent may agree in its sole discretion), Credit Parties shall deliver to Agent landlord’s agreements, in form and substance reasonably satisfactory to Agent, executed in favor of Agent in respect of Credit Parties’ facilities located at (i) 154 Middlesex Turnpike, Burlington, MA 01803, (ii) 175 Technology Drive, Suite 175, Irvine, CA 92618 and (iii) 13645 Alton Parkway, Unit A, Irvine, CA 92618.

6. within five (5) Business Days of the Closing Date (or such later date as Agent may agree in its sole discretion), Credit Parties shall have provided to Agent fully executed Deposit Account Control Agreements, in form and substance reasonably satisfactory to Agent, with respect to all Deposit Accounts of Credit Parties (other than Excluded Accounts).

7. within ninety (90) days of the Closing Date (or such later date as Agent may agree in writing in its sole discretion) (such period the “Payroll Account Post-Closing Period”), Credit Parties shall provide Agent evidence, in form and substance reasonably satisfactory to Agent, that Credit Parties have established one or more separate Deposit Accounts to hold any and all amounts to be used by Credit Parties for payroll, payroll taxes and other employee wage and benefit payments.

Credit Parties’ failure to complete and satisfy any of the above obligations on or before the date indicated above, or Credit Parties’ failure to deliver any of the above listed items on or before the date indicated above, shall constitute an Event of Default.

Schedule 9.1 – Collateral

The Collateral consists of all of each Credit Party’s assets (other than Excluded Property), including without limitation, all of each Credit Party’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)

all goods, Accounts (including health-care insurance receivables), equipment, inventory, contracts together with all contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, Intellectual Property, commercial tort claims (including each such claim listed on Schedule 9.2(d)), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), vehicles and title documents with respect to vehicles, cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)	each Credit Party’s books and records relating to any of the foregoing and all rights of access to such Credit Party’s books and records; and

(c)

any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Schedule 9.2(b) – Collateral Information

Filing Offices

Keystone Dental Holdings, Inc. - Secretary of State of the State of Delaware

Keystone Dental, Inc.                 - Secretary of State of the State of Delaware

US IP Collateral                         - United States Patent and Trademark Office

Registered Office and Principal Place of Business of Each Loan Party and its Subsidiaries

Keystone Dental Holdings, Inc.

154 Middlesex Turnpike

Burlington, MA 01803

Keystone Dental Inc.

154 Middlesex Turnpike

Burlington, MA 01803

Southern Implants, Inc. (dormant)

154 Middlesex Turnpike

Burlington, MA 01803

SBT Dental LLC (dormant)

154 Middlesex Turnpike

Burlington, MA 01803

Paltop USA, Inc

154 Middlesex Turnpike

Burlington, MA 01803

Paltop Advanced Dental Solutions, Ltd.

Hashita 5 Caesarea

Caesarea Israel

Implant Solutions Pty Ltd (trading as Osteon Medical)

759-767 Springvale Road, Mulgrave, Victoria, 3170,

Australia

IOS Innovations Pty Ltd

759-767 Springvale Road, Mulgrave, Victoria, 3170,

Australia

Osteon Digital Japan [Co., Ltd].

3-5-4 Nagayoshi Kawanabe, Hirano-ku, Osaka-shi,

Osaka, Japan

Osteon Medical Europe SAS

11 Rue Des Aulnes – 69410 Champagne Au Mont

D’Or, France

Locations of Collateral and Books and Records

Leased business location operated by Credit Parties

154 Middlesex Turnpike

Burlington, MA 01803

Leased business location operated by Credit Parties

13645 Alton Parkway, Unit A

Irvine, CA 92618

Leased business location operated by Credit Parties

175 Technology Drive, Suite 175

Irvine, CA 92618

Leased business location operated by Credit Parties

Hashita 5 Caesarea

Caesarea Israel

Leased business location operated by Credit Parties

759-767 Springvale Road, Mulgrave, Victoria, 3170,

Australia

Schedule 9.2(d) – Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

None.